Exhibit 10.1

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

ASSIGNMENT AND LICENSE AGREEMENT

by and between

PNP THERAPEUTICS, INC

and

GEOVAX, INC.

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”), dated as of September 28, 2021 (the “Effective Date”), is made by and between PNP Therapeutics, Inc., a company organized and existing under the laws of the state of Delaware, with a principal place of business at 15 Richard Arrington Jr. Blvd, Birmingham, Alabama 35203 (“PNP”), and GeoVax, Inc. a company organized and existing under the laws of the state of Georgia, with a principal place of business at 1900 Lake Park Dr. SE, Smyrna, GA 30080 (“GeoVax”). PNP and GeoVax are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, PNP owns certain regulatory assets, license and other agreements, trademarks, know-how, documents and other intellectual property rights covering Ad/PNP-F-araAMP Technology and Gedeptin® in particular;

WHEREAS, the Parties desire that GeoVax acquire or license, as described below, all rights held by PNP pertaining to Gedeptin®, and more generally, Ad/PNP-F-araAMP Technology, so that GeoVax may Develop and Commercialize Products that include Gedeptin® in the Territory for use in the Field;

WHEREAS, PNP has exclusively licensed patents, patent applications and know-how owned by the UAB Research Foundation (“UABRF”) and Southern Research Institute (“SR”) (together “PNP Licensor”) under an Exclusive License Agreement between UABRF (on behalf of itself and SR) and PNP, dated September 28, 2021, covering Ad/PNP-F-araAMP Technology and in particular Gedeptin® and its therapeutic uses (“PNP Gedeptin® Exclusive License Agreement”); and

WHEREAS, PNP Licensor has agreed in writing to allow PNP to fully assign all of its rights in the PNP Gedeptin® Exclusive License Agreement to GeoVax such that GeoVax will replace PNP as the exclusive licensee to further allow GeoVax to Develop and Commercialize Licensed Products in the Field in the Territory;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, PNP and GeoVax hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, will have the respective meanings set forth below or as otherwise defined in this Agreement:

1.01    “Accounting Principles” means, with respect to GeoVax, PNP or any other Person, United States Generally Accepted Accounting Principles, or International Financial Reporting Standards, in each case as used by the relevant Party in its books and records, and consistently applied.

1.02    “Ad/PNP-F-araAMP Technology” means vector expressing a purine nucleoside phosphorylase gene (“Ad/PNP”) (including specifically, Gedeptin®, which is a vector expressing a tailed mutant purine nucleoside phosphorylase (PNP) as defined in 1.25) and its use in combination with a purine nucleoside cleaved by the PNP to release a tumor-toxic purine metabolite.

1.03    “Affiliate” means, with respect to a Party, any other Person that directly or indirectly controls, is controlled by or is under common control with such Party. A Person will be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.

1.04    “Applicable Law” means the laws of any jurisdiction that are applicable to the Parties or their respective Affiliates in carrying out activities hereunder or to which the Parties or their respective Affiliates carry out the activities hereunder is subject, and will include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, arbitral body, board, or court or any central, state, or provincial government or local authority or other governmental entity in such jurisdictions, including Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices.

1.05    “Biologics License Application” or (“BLA”) means a filing under 21 C.F.R. §§ 600-680 filed pursuant to the United States Food & Drug Act or any application or submission for Regulatory Approval of a biologic product filed with a Regulatory Authority that is the equivalent thereof.

1.06    “Business Day” means any day (other than a Saturday or Sunday) when banks are open for business in Atlanta, Georgia.

1.07    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end upon the expiration of this Agreement.

1.08    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year of the Term will commence on the Effective Date and end on December 31, 2021 and (b) the last Calendar Year of the Term will commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.09    “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons acting in concert, acquires more than fifty percent (50%) of the voting equity securities or management control of such Party, in each case, directly or indirectly.

1.10    “Clinical Trial” means any clinical study or clinical trial of a Licensed Product, including a post-Regulatory Approval study.

1.11    “Commercialization” or “Commercialize” means, with respect to a Licensed Product, any activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, including all post-launch regulatory activities and interactions with Regulatory Authorities regarding the foregoing.

1.12    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by GeoVax with respect to any objective (including Development or Commercialization of a Compound or Product, as applicable), consistent with the reasonable best practices of companies of similar size and capitalization in the biopharmaceutical industry to accomplish such objective, including with respect to the Development or Commercialization (as applicable) of a Licensed Product, that is at a similar stage in its development or product life cycle as the Compound or Product.

1.13    “Confidential Information” means, as applicable, all Know-How and all proprietary or non-public scientific, clinical, regulatory, marketing, financial, commercial or other information or data, whether communicated in writing, verbally, electronically or by other means, that is provided by or on behalf of one Party to the other Party in connection with this Agreement. The Parties hereby agree and acknowledge that any information disclosed under the Existing Confidentiality Agreement will be deemed disclosed under this Agreement.

1.14    “Control”, “Controls” or “Controlled by” means, with respect to any asset, including Patents, Know-How or other intellectual property assets or rights, as applicable, the legal authority or right (whether by ownership or license or other right, other than pursuant to a license under this Agreement) of a Party to grant access to, or a license or sublicense of, such items or right, or otherwise disclose such proprietary or trade secret information to another Person without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense or misappropriating the proprietary or trade secret information of a Third Party.

1.15    “Cost of Goods” means the price to manufacture and/or acquire the Licensed Product as determined in accordance with United States generally accepted accounting principles (GAAP).

1.16    “Development” or “Develop” means all preclinical drug development activities and all clinical drug development activities, including test method development, stability testing, assay development, audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis and report writing, conducting Clinical Trials (including any post-marketing studies), packaging development, regulatory affairs, and the preparation, filing, and prosecution of all regulatory filings and documentation as necessary to obtain Regulatory Approval to market or sell a product.

1.17    “Dollar” and “$” means a U.S. dollar.

1.18    “Existing Confidentiality Agreement” means the Confidentiality Agreement between the Parties with an effective date of August 12, 2019.

1.19    “European Union” or “EU” means that political and economic union as named of countries as of the Effective Date of this Agreement or which may be amended from time to time by the EU itself.

1.20    “EMA” means the European medicines agency which is the decentralized agency of the European Union responsible for the scientific evaluation, supervision and safety monitoring of medicines in the EU.

1.21    “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.22    “Field” means all therapeutic uses.

1.23    “First Commercial Sale” means, with respect to a Licensed Product in a given country in the Territory, the first sale in the Field after the receipt of Regulatory Approval allowing such sale in such country. Sales for sampling and promotional use, or compassionate or experimental use, will not be considered to constitute a First Commercial Sale. For clarity, First Commercial Sale will be determined on a Licensed Product-by-Licensed Product and country-by-country basis.

1.24    “First Indication” means the treatment of Head and Neck (H&N) cancer in a human.

1.25    “Gedeptin®” means a vector expressing a tailed mutant purine nucleoside phosphorylase (PNP) with the sequence with a tail of between ten (10) and fifty (50) additional amino acid residues relative to the wild type purine nucleoside phosphorylase The amino acid sequence of Gedeptin® is provided in Schedule A.

1.26    “GeoVax Gedeptin® Exclusive License Agreement” means that exclusive license agreement originally among UABRF/SR and PNP which is transferred by assignment from PNP to GeoVax as part of this Assignment and License Agreement.

1.27    “Good Clinical Practices” means the current Good Clinical Practices as such term is defined from time to time by the FDA, or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.28    “Good Laboratory Practices” means the current Good Laboratory Practice regulations of the FDA as described in the United States Code of Federal Regulations and all applicable FDA rules, regulations, order, and guidances, or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.29    “Good Manufacturing Practices” means the current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.30    “Improvement Patents” means all Patents owned or Controlled by GeoVax claiming or covering any (i) use of Gedeptin® or its manufacture with a first priority date that is on or after the Effective Date, or (ii) a Know-How Improvement arising on or after the Effective Date that is not covered by (i) above.

1.31    “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to the FDA or other Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.32    “Know-How” means all proprietary information and materials (whether patentable or not) including (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical or safety data and information, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials pertaining to Ad/PNP-F-araAMP Technology or Gedeptin®.

1.33    “Know-How Improvement” means all Know-How (whether or not patentable) conceived, discovered, Developed or reduced to practice that is owned or Controlled by GeoVax or any of its Affiliates in the performance of activities under this Agreement (including the Development, Manufacture or Commercialization of Licensed Product) arising on or after the Effective Date of this Agreement.

1.34    “Licensed Product” means a pharmaceutical composition that includes Gedeptin® for use in the Field in the Territory for a First Indication or a Second Indication.

1.35    “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a biologic or pharmaceutical product, or any ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance and quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.36    “Marketing Authorization” means a necessary approval from the FDA or other Regulatory Authority to market and sell a biologics or pharmaceutical product in any country or region, as applicable.

1.37    “Marketing Authorization Application” means an application or submission for Marketing Authorization that is, or is the equivalent of, an NDA or BLA filed pursuant to the United States Food & Drug Act or other Regulatory Authority to obtain marketing approval for a pharmaceutical or biologics product in a given country or region, as applicable.

1.38    “NDA” means a New Drug Application filed pursuant to the United States Food & Drug Act or any application or submission for Regulatory Approval of a pharmaceutical product filed with a Regulatory Authority that is the equivalent thereof.

1.39    “Net Sales” means the gross amount set forth on the invoice relating to any Sale of a Licensed Product by the Licensee, or its Sublicensees, less (a) discounts actually allowed, (b) rebates, price reductions, rebates to social and welfare systems, charge backs, government mandated and similar rebates, (c) credits for claims, allowances, retroactive price reductions or returned goods, (d) prepaid freight and insurance, (e) customs duties, sales taxes or other governmental charges actually paid in connection with such Sale (but excluding income tax).

1.40    “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.41    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.42    “PNP Gedeptin® Exclusive License Agreement” means that license agreement between UABRF and PNP, dated September 28, 2021, whereby UABRF on behalf of itself and SR licensed its patent rights and know-how to PNP in Ad/PNP-F-araAMP Technology, including Gedeptin®.

1.43    “Regulatory Approvals” means any approvals, licenses, registrations or authorizations (excluding Price and Reimbursement Approvals, insurance and formulary approvals, licenses, registrations or authorizations) of any regional, national, state or local Regulatory Authority, or other regulatory agency, department, bureau or governmental entity, necessary for the marketing and sale of a Licensed Product or conduct of Clinical Studies in a regulatory jurisdiction.

1.44    “Regulatory Authority” means: (a) the FDA; or (b) the EMA or (c) any and all governmental or supranational agencies, ministries, authorities or other bodies with similar regulatory authority with respect to approval or registration of pharmaceutical or biologic products in any other jurisdiction anywhere in the world.

1.45    “Second Indication” means the treatment of an indication other than Head and Neck cancer, and includes all subsequent indications after the First Indication.

1.46    “Term” means the Term as provided in ARTICLE XI.

1.47    “Territory” means the world.

1.48    “Third Party” means any Person other than (a) PNP and its Affiliates and (b) GeoVax and its Affiliates, which is independent of (a) and (b).

1.49    “UABRF/SR Patents” are those patents and patent applications licensed to GeoVax by UABRF on behalf of itself and SR under the GeoVax Gedeptin® Exclusive License Agreement.

1.50    “Valid Claim” means a claim of an issued and unexpired patent included within the UABRF/SR Patents licensed to GeoVax under the GeoVax Gedeptin® Exclusive License Agreement, that cover the composition of matter, use, manufacture or other aspect of the Licensed Product, and that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II
    ASSIGNMENT AND LICENSE GRANTS

2.01    Grants of Assignment Rights from PNP to GeoVax

(a)

PNP hereby fully and irrevocably assigns to GeoVax its full rights and interests to the PNP assets listed in Section 2.01 below. Simultaneous with and on the same day as the execution of this Assignment and License Agreement, PNP shall execute all necessary documents, and also any useful documents requested by GeoVax, to confirm the assignment transfer of the listed PNP assets to GeoVax and shall cooperate to provide any additional requested documents thereafter. It is acknowledged and agreed that the assignments from PNP are fully effective as of the execution of this Assignment and License Agreement, even if the individual subject matter confirmatory assignments described below in the Exhibits in Schedule 2.01 are not received, complete, accepted or valid.

(i)	PNP Gedeptin® Exclusive License Agreement

1)

PNP hereby fully assigns all of its rights and obligations in the PNP Gedeptin® Exclusive License Agreement between UABRF and PNP to GeoVax. PNP shall execute the confirmatory assignment in the form provided as Exhibit B in Schedule 2.01.

2)

PNP provides a true copy of the written consent from UABRF on behalf of itself and SR to assign the PNP Exclusive License Agreement to GeoVax, which is appended to this Assignment and License Agreement as Exhibit C in Schedule 2.01.

3)

PNP represents and warrants that (i) there are no outstanding obligations or payments due to PNP Licensor under the PNP Exclusive License Agreement as of the Effective Date of this Assignment and License Agreement, (ii) PNP is not in breach of any obligations under the PNP Exclusive License Agreement, and (iii) has received written confirmation of (i) and (ii) from PNP Licensor, which is provided as Exhibit D in Schedule 2.01.

4)	Following the assignment of the PNP Exclusive License Agreement to GeoVax, PNP shall have no further rights or obligations under the PNP Exclusive License Agreement.

(ii)	PNP owned or Controlled Trademarks on Gedeptin®

1)	PNP represents and warrants that the list of trademarks provided as Exhibit E in Schedule 2.01 constitutes all trademarks owned or Controlled by PNP pertaining to Gedeptin® (“PNP Trademarks”).

2)

PNP hereby fully and irrevocably assigns all of its trademarks pertaining to Gedeptin® to GeoVax. PNP shall execute the confirmatory assignment of all PNP owned or Controlled trademarks on Gedeptin® to GeoVax using the trademark assignment form provided as Exhibit F in Schedule 2.01.

3)	Following the assignment of the PNP trademarks to GeoVax, PNP shall have no further ownership rights in the PNP Trademarks.

(iii)	Gedeptin® Regulatory Filings.

1)

PNP hereby fully and irrevocably assigns to GeoVax all INDs owned by PNP on Gedeptin® and its therapeutic use. PNP shall execute the confirmatory assignment provided in Exhibit G in Schedule 2.01 assigning the INDs to GeoVax. PNP represents that Exhibit G in Schedule 2.01 includes a complete list of all INDs for Gedeptin®.

2)

PNP also fully and irrevocably assigns to GeoVax all written and electronic documents relating to the clinical studies carried out by or on behalf of PNP on Gedeptin® or its use, and shall execute such confirmatory assignment provided in Exhibit H in Schedule 2.01.

3)

PNP further provides a full right of reference to GeoVax to use as necessary to access any files or documents held by the FDA pertaining to any clinical study of Gedeptin® in Exhibit I, including any PNP controlled Drug Master Files.

4)

PNP assigns all communications with the FDA and other Regulatory Authorities pertaining to Gedeptin® to GeoVax. PNP represents and warrants that the list of regulatory communications with the FDA, and any other Regulatory Authorities on Gedeptin® provided as Exhibit J in Schedule 2.01 constitutes a complete list of all communications pertaining to the Development of Gedeptin®.

5)

PNP provides Exhibit K in Schedule 2.01 constitutes a list of all patient files pertaining to the clinical Development of Gedeptin®, and represents that it has provided these files to GeoVax or will do so within 10 Business Days of the execution of this Assignment and License Agreement.

6)	PNP represents that Exhibit L in Schedule 2.01 lists all Drug Master Files including manufacturing information submitted to the FDA for the Gedeptin® clinical trials.

7)

PNP also fully and irrevocably assigns to GeoVax the FDA Orphan Drug Designation for Gedeptin® granted by the FDA. PNP shall provide GeoVax with all written and electronic documents relating to the clinical studies carried out by or on behalf of PNP on Gedeptin® or its use, and shall execute such confirmatory assignment provided in Exhibit M in Schedule 2.01. PNP represents that Exhibit N in Schedule 2.01 lists all communications with the FDA pertaining to the grant of Orphan Drug Designation for Gedeptin®.

(iv)	Gedeptin® Clinical Trial Agreements

1)

PNP hereby assigns its full rights to all Gedeptin® Clinical Trial Agreements to GeoVax. PNP shall execute the confirmatory assignment provided in Exhibit O in Schedule 2.01. PNP represents that Exhibit P provides a full list of all Gedeptin® Clinical Trial Agreements that have ever been in effect, along with whether the Agreements are in still force or have been terminated.

2)

PNP represents that each current third-party contractor to a Clinical Trial Agreement that is listed on Exhibit P in Schedule 2.01 has been notified about the assignment of the Clinical Trial Agreement, and that there is no provision in any Clinical Trial Agreement that prohibits the transfer by assignment, or for which a condition of the transfer has not been met.

3)

PNP represents and warrants that it is not in breach, and has not been in breach, of any Clinical Trial Agreement listed in Exhibit P and does not owe any payments or further duties to any clinical trial sites, contract research organizations, healthcare facilities or other entities in connection with the Clinical Trial Agreements or Clinical Trials on Gedeptin® generally.

(v)	Gedeptin® Manufacturing Protocols and Agreements

1)

PNP has, or will within 10 Business Days of the Effective Date of this Assignment and License Agreement, provide GeoVax with all documents, within its Control, pertaining to the manufacture of Gedeptin®.

(vi)

Gedeptin® Clinical Trial Material PNP warrants that Exhibit Q provides a comprehensive list of all Clinical Trial Material of Gedeptin® in its possession as of the Effective Date. All materials listed on Exhibit Q which will be provided to GeoVax within 10 Business Days of the Effective Date.

(vii)

Gedeptin® Starting Materials and Intermediates  PNP warrants that Exhibit R provides a comprehensive list of all starting materials and intermediates for the manufacture of Gedeptin® in its possession as of the Effective Date.

2.02    Exclusive Grant of PNP Know-How to GeoVax. During the Term, PNP grants to GeoVax an exclusive royalty-bearing license, with the right to grant sublicenses as provided herein to all PNP Know-How to research, Develop, Manufacture, have Manufactured, use, import, export, sell, offer for sale, and otherwise Commercialize Licensed Product, and more generally Ad/PNP-F-araAMP Technology, in the Field in the Territory.

2.03    Sublicenses. Subject to the provisions of this Section, GeoVax may grant sublicenses in the Territory under the Know-How licenses granted to GeoVax in Section 2.02. For each such sublicense, GeoVax will enter into a written and enforceable sublicense agreement with the sublicensee that is consistent with the terms of this Agreement, including this Section 2.03 (each, a “Sublicense Agreement”). In each Sublicense Agreement, GeoVax will require that, in the event of a termination in which the provisions of Section 11.07 apply, the Sublicense Agreement will be assignable by GeoVax to PNP (at PNP’s written request). The Sublicense Agreement will require that the sublicensee comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense will not relieve GeoVax of its obligations under this Agreement and GeoVax will be liable for the performance or non-performance of its sublicensee hereunder. GeoVax will promptly (but in all cases within ten (10) Business Days after entering into any Sublicense Agreement) provide PNP with a fully executed copy of each Sublicense Agreement.

2.04    Third Party Contractors. Subject to the provisions of this section, GeoVax will be entitled to engage the services of its Affiliates and Third Parties to perform the Development and Commercialization and other activities on behalf of GeoVax with respect to the Development and Commercialization of Licensed Product. For each such engagement, GeoVax will enter into a written and enforceable contract agreement with the Affiliates or Third Party that is consistent with the terms of this Agreement (each, a “Third Party Contract”). In each Third Party Contract, GeoVax will require that in the event of a termination in which the provisions of Section 11.07 apply, the Third Party Contract will be assignable by GeoVax to PNP (at PNP’s request). The contracting of any such activities will not relieve GeoVax of its obligations under this Agreement and GeoVax will be liable for the performance or non-performance of its Third Party Contractors hereunder.

ARTICLE III

DEVELOPMENT, MANUFACTURE, AND COMMERCIALIZATION

3.01    Development, Manufacture, and Commercialization.

(a)	Overview. During the Term, GeoVax will be solely responsible for the Development, Manufacture, and Commercialization, including all costs thereof, of Licensed Product in the Field in the Territory.

(b)

Diligence.  GeoVax will use Commercially Reasonable Efforts to Develop (including filing NDAs and obtaining Regulatory Approval) and Commercialize at least one Licensed Product in the Field in the Territory. If GeoVax determines, consistent with the foregoing diligence obligation, to cease Development and Commercialization of Licensed Product in the Field in the Territory because such Development and Commercialization is not progressing adequately in clinical trials, is not meeting a desired or necessary clinical endpoint, or otherwise would not be commercially or therapeutically reasonable to continue, GeoVax shall provide prompt written notice to PNP of such determination, which notice shall specifically reference this Section and shall also constitute notice of termination pursuant to ARTICLE XI of this Agreement.

(c)

Minimum Diligence. Notwithstanding (b), GeoVax shall not cease the Development of Gedeptin® prior to the termination or completion of the Phase II Trial in Head and Neck Cancer, which shall constitute a requirement of Diligence.

(d)

Contract Research Organization (“CRO”). GeoVax will assume sole responsibility for completion of the ongoing PNP sponsored, FDA funded Phase II trial in Head and Neck (H&N) cancer (the First Indication).

(i)

GeoVax shall retain, at GEOVAX’s sole cost, an experienced cancer Clinical Research Organization (“CRO”) to accelerate completion of the ongoing Phase II trial for the use of Product in H&N cancer. GeoVax will retain the CRO within six (6) months of execution of the Agreement.

(ii)

  If GeoVax fails to retain a CRO within six months of execution of this Assignment and License Agreement, GeoVax will notify PNP in writing and will provide an explanation for the failure to engage a CRO within the six month timeframe and a summary of GeoVax’s strategy to resolve the issue. If a qualified CRO has not been retained by six (6) months following the execution of the Agreement, PNP shall be entitled to a one-time penalty fee in the amount of *** ($***), payable immediately, and the right to conduct due diligence on possible CROs for presentation to GeoVax. GeoVax shall retain sole control over the selection of a CRO. GeoVax will notify PNP when a CRO has been retained and will provide PNP with the name and contact information of the CRO. The CRO will be act under the sole direction of GeoVax.

(e)

Performance.  GeoVax will ensure that the Development of the Licensed Product will be undertaken in a professional manner and in compliance with Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and all other Applicable Laws.

3.02    Development Reports. GeoVax will provide PNP with summarized written reports describing its progress with respect to its Development efforts (each, a “Development Report”). Such Development Reports will be furnished once a year, starting one year from the Effective Date of this Assignment and License Agreement, and continuing as long as Development of the Licensed Product continues.

3.03    Regulatory Filings and Regulatory Approvals. After the Effective Date of this Assignment and License Agreement, all regulatory filings and regulatory approvals will be filed in the name of and owned by GeoVax. GeoVax will own and solely Control all Regulatory Filings and Approvals for all Licensed Products throughout the Territory for use in the Field.

3.04    Pharmacovigilance.

(a)

Adverse Events.  GeoVax will be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Licensed Product in the Field in the Territory, in accordance with all Applicable Laws, and will, upon request of PNP, provide PNP with a summary of any adverse event reports and information related thereto.

(b)

Global Safety Database. From and after the Effective Date, GeoVax will assume responsibility for maintaining a global safety database for the Licensed Product consistent with industry practices. Within 10 Business Days of the Effective Date, PNP will provide GeoVax with any legacy Significant Adverse Event reports as applicable in the form of an electronic copy of the CIOMS I form.

3.05    Materials Transfer. PNP shall transfer all Gedeptin® materials, including packaged vials and bulk materials, to GEOVAX within 10 Business Days of the Execution Date of this Assignment and License Agreement.

(a)	Documentation and Transfer Process. In connection with the transfer of Gedeptin®, the following shall apply:

(i)	PNP will share with GeoVax any Material Safety Data Sheets requested by GeoVax and reasonably available to PNP.

(ii)	GeoVax will be solely responsible for any testing associated with the transferred material prior to use.

(iii)

GeoVax will be responsible for all documentation, licenses, costs, etc. that are needed for and related to the continuing storage, pick-up, transport, and subsequent delivery of the transferred material to the location designated by GeoVax.

(iv)	GeoVax shall be solely responsible for the production and sourcing of all Development and Commercial materials for Licensed Product after the Effective Date of this Assignment and License Agreement.

(v)

GeoVax shall use reasonable commercial efforts to supply sufficient Gedeptin® material, at no cost, in support of Dr. Eric Sorscher’s work, including specifically, sufficient material for a fifteen-person breast cancer trial. GeoVax will also provide regulatory oversight, as required by the IND, to support the fifteen-person breast cancer trial.

(vi)

GeoVax will not object to Dr. Sorscher continuing scientific research pertaining to the Ad/PNP-F-araAMP Technology, submitting patent improvements pertaining to the Ad/PNP-F-araAMP Technology, writing and submitting grants concerning the Ad/PNP-F-araAMP Technology, and publishing articles concerning the Ad/PNP-F-araAMP Technology.

(vii)

To the extent that PNP Controls any improvements pertaining to the Ad/PNP-F-araAMP Technology, GeoVax shall be granted, and is hereby granted, an exclusive, worldwide license, with the right to sublicense to such improvements. Such license under this Section 3.05(vii) shall be granted, and is hereby granted, subject to the terms of this Agreement, except that no additional upfront license fees shall be required.

3.06    Regulatory Matters and Governance

(a)	GeoVax shall be responsible for maintaining complete and accurate files of all regulatory submission to and communications with Regulatory Authorities in the Territory.

(b)	GeoVax shall solely own all regulatory approvals on Gedeptin® in the Territory and shall be solely responsible for all communications with all Regulatory Authorities.

ARTICLE IV

MARKETING

4.01    GeoVax will be responsible for, and have discretion over the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding and sale of the Product in the Territory. GeoVax shall request approval to use the name of PNP in marketing materials, if it desires to do so.

ARTICLE V
COMPLIANCE

5.01    Compliance with Legal and Ethical Requirements. PNP certifies that it has conducted all activities to date, including all Development and Manufacturing of the Licensed Product, in compliance with all Applicable Laws and ethical business practices. GeoVax certifies that it will conduct all activities after the Effective Date of this Assignment and License Agreement, including all Development, Manufacturing and Commercialization of the Licensed Product, in compliance with all Applicable Law and ethical business practices.

ARTICLE VI
FINANCIAL PROVISIONS; REPORTS

6.01    License Fee Payments.

(a)

In consideration of the assignments and licenses granted hereunder, GeoVax shall pay PNP $*** U.S. Dollars (*** U.S. Dollars) within 10 Business Days of the execution of this Assignment and License Agreement by wire transfer to the bank account designated by PNP in writing.

(b)

GeoVax shall thereafter make a quarterly payment of $*** (T*** U.S. Dollars) to PNP, as ongoing consideration for the assignments and licenses granted hereunder, beginning on the last day of the first quarter of 2022, until the first of the following events occur:

a)	GeoVax files for approval of its Biologics License Application on the use of Gedeptin® for the First Indication to the FDA; or

b)	The total amount of such quarterly payments equals $*** (*** U.S. Dollars).

(c)

In further consideration for the assignments and licenses hereunder, GeoVax shall issue to PNP a Common Stock Purchase Warrant for One Hundred Thousand (100,000) shares of GeoVax common stock with a 5-year term and a strike price of $13.00 U.S. dollars within 10 Business Days of the Effective Date of this Assignment and License Agreement.

6.02    Payments for Development Milestones. As further consideration for the assignments and licenses granted hereunder, GeoVax shall pay PNP the following clinical trial milestone payments.

Development Milestones	Payment
FDA BLA or NDA accepted for review for the First Indication using the Licensed Product	$***
First FDA regulatory approval of the Licensed Product for the First Indication	$***
First approval of the Licensed Product for the First Indication by a health authority within a member state of the European Union.	$***
First human dosed with Licensed Product in a first Phase II trial for a Second Indication.	$***
First Regulatory approval of the Licensed Product for a Second Indication by the U.S. FDA or a health authority of a European Union member	$***

(i)	For the avoidance of doubt, no payments shall be due for expansion of an existing Indication to a subset of that Indication.

(ii)	Each Development Milestone Payment shall be payable only once for the First Indication and only once for the Second Indication, and after which no further Development Milestones shall be due.

6.03    Royalty Payments. In consideration for the exclusive Know-How license granted under this Assignment and License Agreement, the following Royalty Payments shall be due on annual Licensed Product Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis.

Portion of Annual Licensed Product Net Sales	Applicable Rate On Net Sales
$0 to $*** U.S. Dollars	***%
Above $*** U.S. Dollars to $***	***%
Above $*** U.S. Dollars	***%

(i)	Reductions in the Applicable Royalty Rate. The Applicable Royalty Rate shall be reduced on the occurrence of the following events.

a)

On loss of regulatory exclusivity on a Licensed-Product by Licensed Product and country-by-country basis, the royalty rate shall be reduced by a percentage equal to ***% of the above listed Royalty Rate as a Percentage of Net Sales.

b)

On the event of loss of patent protection under the GeoVax Gedeptin® Exclusive License Agreement, resulting in the loss of all licensed Valid Claims on a Licensed-Product by Licensed Product and country-by-country basis, the royalty rate shall be reduced by a percentage equal to ***% of the above listed Royalty Rate as a Percentage of Net Sales.

c)

The royalty reductions in a) and b) are additive such that prior to the regulatory approval of a Third Party generic or biosimilar formulation of the Product, on a Licensed-Product by Licensed Product and country-by-country basis, the applicable royalty rate for the Licensed Product with no regulatory exclusivity and no patent protection under the GeoVax Gedeptin® Exclusive License Agreement, shall be ***% of those listed in the Royalty Rates as a Percentage of Net Sales.

d)

Upon the regulatory approval of a Third Party generic or biosimilar formulation of on a Licensed-Product by Licensed Product and country-by-country basis, the applicable Royalty Rate will be reduced to ***% of Net Sales on all Net Sales. For the avoidance of doubt, this royalty rate reduction will not apply to the approval of an Authorized Generic (AG) or similar formulation of the Product.

(iii)	Royalty Anti-Stacking Protection

1)

In the event GeoVax reasonably concludes in its own sole discretion that it needs one or more Third Party licenses other than the GeoVax Gedeptin® Exclusive License Agreement to Commercialize a Licensed Product, the applicable royalty due to PNP shall be reduced by ***% of the royalty payable under the Third Party license.

2)

Notwithstanding the reduction in royalties for Royalty Stacking provided in this Section 6.02 (ii) 1), in no event shall the royalty rate on Net Sales owed to PNP fall below ***% during the Term of this Assignment and License Agreement if there is patent or regulatory exclusivity, or ***% if there is no patent or regulatory exclusivity on a Licensed-Product by Licensed Product and country-by-country basis.

6.04    Report of Net Sales and Payment

(i)

  Following the first regulatory approval a Licensed Product, GeoVax shall provide a written report to PNP quarterly, within forty-five (45) calendar days after the first day of each of January, April, July, and October, during the life of this Assignment and License Agreement, stating in each such quarterly report the Net Sales calculation for all Licensed Products on a Licensed-Product by Licensed Product and country-by-country basis sold during the preceding three calendar months on which a royalty is payable.

(ii)

  Concurrent with the delivery of the Report of Net Sales, GeoVax shall pay to PNP all royalties due as indicated in the Report, which, unless otherwise agreed in writing, shall be provided by wire transfer to a bank account designated in writing in advance by PNP.

6.05    Auditing

(i)

  PNP may audit GeoVax, no more than once per calendar year, for the Term of this Agreement to confirm the numbers being reported in the quarterly reports provided to PNP by GEOVAX. PNP will notify GEOVAX of any intention to audit 30 (thirty) Business Days prior to the audit and the Parties shall agree to a date acceptable to both Parties.

(ii)	No more than the prior 24 (twenty-four) months can be audited during any one audit.

(iii)	PNP shall hire a Third Party auditor, acceptable to GeoVax, to perform these audits and will be responsible for all costs associated with the audit.

(iv)

  If the auditor finds an error in royalties paid that favors GeoVax by greater than 5% of the amount due, GeoVax shall pay a difference between the amount paid and the amount determined to be owed as well as the costs associated with the audit.

(v)	Amounts paid that disfavor GeoVax and constitute an overpayment to PNP by greater than 5% of the amount due shall be credited by PNP toward future royalty payments by GeoVax.

6.06    Payments from Sublicensee to GEOVAX

(i)

  If GeoVax sublicenses a portion or all of the Know How license granted under this Assignment and License Agreement to a Third Party under Section 2.03, no separate payment is due to PNP for the fact of accomplishment of the sublicense.

(ii)

 GeoVax will not owe PNP for any milestone accomplished by, or royalties on Net Sales, which might be due under this Agreement if the milestone or Net Sales had been performed by GeoVax or its Affiliates, but instead GeoVax shall pay PNP for payments received by it from a Third Party for a sublicense during the Term according to the following:

Payment from Sublicensee	Percentage of Payment
Upfront fees and milestone payments from sublicensee	***%
Margin on Transfer Pricing*	***%
Royalty payments from Sublicensee	***%

*Margin on Transfer Pricing shall mean (price paid to GeoVax by Sublicensee for Licensed Product) – (GeoVax’s Cost of Goods + 10% + outbound freight, shipment, and insurance costs + excise taxes, use taxes, tariffs, sales taxes, and customs duties, and other governmental charges imposed on the sale of such Licensed Product, which are not reimbursed by Sublicensee).

(iii)	The sublicense may but is not required, to include a license fee, one or more milestones or other non-royalty consideration.

(iv)

  No payments shall be due to PNP for any reimbursements by a sublicensee to GeoVax for any costs incurred by GeoVax, including but not limited to reimbursement of research or Development or Commercialization costs of Licensed Product, which are pass through costs, to which GeoVax may include up to a 10% surcharge to cover internal processing costs.

ARTICLE VII

INTELLECTUAL PROPERTY

7.01    Ownership and Licenses GeoVax shall and does (i) exclusively license PNP Licensor patent rights on Gedeptin® in and according to the terms of the GeoVax Gedeptin® Exclusive License Agreement, (ii) exclusively license PNP Know-How on Gedeptin® through the license grants in and according to the terms of this Assignment and License Agreement, and (iii) solely own all Improvement Patents and Improvement Know-How arising on or after the Effective Date of this Assignment and License Agreement (“GeoVax Intellectual Property”). GeoVax, through its counsel, shall solely Control all prosecution, litigation and defense of all intellectual property related to GeoVax Intellectual Property to protect Licensed Product and its manufacture or use.

(a)

The rights and responsibilities between PNP Licensor and GeoVax pertaining to the prosecution, litigation and defense of Patents exclusively licensed to GeoVax from PNP Licensor under the GeoVax Gedeptin® Exclusive License Agreement pertaining to Licensed Product are fully set out in that agreement and not restated here.

(b)

The prosecution, litigation and defense of Gedeptin® trademarks assigned to GeoVax under this Assignment and License Agreement shall be solely Controlled by GeoVax as the sole owner of such trademarks by assignment.

(c)

The prosecution, litigation and defense of PNP Know How exclusively licensed to GeoVax under this Assignment and License Agreement shall be solely Controlled by GeoVax as a first right. In the event GeoVax elects not to enforce PNP Know How, then PNP shall have the second right to enforce PNP Know How and bear all such costs.

(d)

Each Party shall reasonably support the other in any of the above actions by making applicable personnel available, providing existing requested data/records, and executing documents, in each case at no charge to the other Party, except as otherwise provided herein.

1)

If GEOVAX successfully enforces licensed PNP Know How, it shall first have the right to recoup 100% of its out-of-pocket expenses incurred from any recovery, and PNP shall then recover 100% of any costs incurred, and any remaining proceeds (including damages, settlement proceeds or sublicense proceeds) shall be considered Net Sales on which royalties are due paid 65% to GEOVAX, and 35% to PNP.

2)

If PNP requests in writing to GeoVax that it enforces PNP Know How and GeoVax does not take appropriate steps to do so within 30 Business Days of the PNP notification, then PNP may exercise a second right of enforcement at its sole cost. PNP shall have the right to settle the matter and GEOVAX shall have the right to join any such action, and any recovery shall first be used to pay to PNP its expenses, then to GEOVAX to cover its expenses, and then paid 65% to PNP and 35% to GEOVAX.

7.02    Know How Due Care and Notice of Loss

(a)

PNP shall use best efforts to protect confidential exclusively licensed PNP Know How by maintaining the confidentiality of trade secrets and preventing any form of publication or transfer of information, materials, data or other forms of Know How.

(b)

PNP shall provide GeoVax with prompt notice in writing of the loss of any PNP Know How by publication, loss of trade secret, or any other way that is exclusively licensed to GeoVax, and the Parties shall cooperate together to mitigate any damage.

ARTICLE VIII
    CONFIDENTIALITY AND PUBLICATION

8.01    Confidentiality.

(a)

Nondisclosure Obligation.  Each of PNP and GeoVax will use Confidential Information received by it from, or on behalf of, the other Party only in accordance with this Assignment and License Agreement and, except as otherwise set forth herein, will not disclose to any Third Party any such Confidential Information without the prior written consent of the other Party. The foregoing obligations will survive the expiration or termination of this Agreement for a period of seven (7) years. These obligations will not apply to Confidential Information that the receiving Party can reasonably demonstrate:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)	is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records; or

(iv)

is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Confidential Information, and such independent development can be documented by the receiving Party’s written records.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party, as applicable.

(b)

Disclosure to Agents.  Notwithstanding the provisions of this Section 8 and subject to the other terms of this Agreement, GeoVax will have the right to disclose Confidential Information of PNP to its respective sublicensees, agents, consultants, Affiliates or other Third Parties (collectively “Agents”) directly involved in the Development, Manufacturing or Commercialization of the Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. A Party disclosing Confidential Information of the other Party to its Agents will ensure that such Agents are bound by confidentiality and non-use obligations no less restrictive than those contained in this Agreement and will be fully liable to the other Party for breach of such confidentiality and non-use obligations of its Agents.

(c)	Additional Permitted Disclosures. Notwithstanding the provisions of this Section 8, the following disclosures of the other Party’s Confidential Information is permitted as follows:

(i)

GeoVax may disclose Confidential Information of PNP to any Regulatory Authority to gain approval to conduct Clinical Trials for the Licensed Product or to market the Licensed Product, or other governmental authority in accordance with this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; and provided, further, that notice of the intended disclosure is provided to PNP;

(ii)

is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement or are otherwise bound by substantially similar confidentiality and non-use obligations under professional codes of conduct or the like; and

(iii)

a Party may disclose such Confidential Information as is required to be disclosed by Applicable Law; provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

8.02    Breach of Confidentiality. The Parties agree that the disclosure of the other Party’s Confidential Information in violation of this Agreement may cause such other Party irreparable harm and that any breach or threatened breach of this Agreement by the receiving Party entitles such other Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

8.03    Publicity and Publications.

(a)

Other than an initial press release that announces this Assignment and License Agreement, a Party may not use the name of the other Party in any publicity or advertising in connection with this Agreement or the activities hereunder, and may not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions herein or the activities hereunder, except (i) as consented to in advance by the other Party in writing or (ii) on the advice of its counsel as required by Applicable Law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure (and subject further to the provisions of this Section 8.03 with respect to disclosure of the terms and conditions of this Agreement).

(b)

GeoVax (or its Affiliate or sublicensee) shall have the sole right in its discretion to make scientific presentations or otherwise publish clinical results on the Development of Licensed Product or Ad/PNP-F-araAMP Technology generally.

8.04    Terms of Agreement. Neither Party nor its Affiliates will disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: a Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Confidential Information, which may be disclosed only as described elsewhere in this ARTICLE III), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party in connection with (i) a merger, consolidation, sublicense or similar transaction by such Party or its Affiliates, (ii) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (iii) with respect to disclosure by PNP, in connection with a sale of the royalties or other rights to payments contained herein, provided that, in each case, the disclosing Party will ensure that such Third Party is bound by confidentiality and non-use obligations with respect to Confidential Information of the other Party substantially no less restrictive than those contained in this Agreement and such disclosing Party will be fully liable to the other Party for breach of such confidentiality and non-use obligations by such Third Parties; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental authority, including as required to make an initial or subsequent public offering; or (d) as otherwise required by Applicable Law; provided, that in the case of (c) and (d), the disclosing Party will (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order. GeoVax agrees and understands that PNP may be required to disclose, on a non-confidential basis, both a general description and certain specific provisions of this Agreement in connection with its solicitation of shareholder approval of the transaction contemplated hereby.

8.05    Existing Confidentiality Agreements. As of the Effective Date, the terms of this ARTICLE VIII will supersede the Existing Confidentiality Agreement, and will apply to any “Confidential Information” disclosed by a Party or any of its Affiliates or representatives thereunder.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES; COVENANTS

9.01    Representations and Warranties of Each Party. Each of PNP and GeoVax hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any loan agreement, guaranty, financing agreement, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)

except for the Regulatory Approvals required to market the Product, the execution, delivery and performance of this Agreement by such Party do not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any Applicable Law applicable to such Party; and

(f)

this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

9.02    Additional PNP Representations and Warranties. PNP hereby represents and warrants to GeoVax, as of the Effective Date, as follows:

(a)	To the knowledge of PNP, there have been no violations of any Applicable Laws in the Development of Gedeptin® as of the Effective Date of this Assignment and License Agreement.

9.03    Additional GeoVax Representations and Warranties. GeoVax hereby represents and warrants to PNP as follows:

(a)

GeoVax has the capacity and resources to Develop Compound and Product in accordance with this Agreement, including in accordance with the Development Plan, and to Commercialize Compound and Product in accordance with this Agreement, and it is qualified, experienced in, and competent to perform the activities contemplated by this Agreement.

ARTICLE X
INDEMNIFICATION AND LIMITATION ON LIABILITY

10.01    Indemnification by GeoVax. GeoVax will indemnify, defend and hold harmless PNP and its Affiliates, and each of its and their respective employees, officers, directors, agents, successors and assigns (each, a “PNP Indemnified Party”) from and against any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) (collectively, a “Liability”) arising out of or related to claims, allegations, suits, actions or proceedings asserted by any Third Party (each, a “Third Party Claim”) arising out of or relating to (a) the Development, Manufacture, Commercialization or other use or disposition of Compound or Product by or on behalf of GeoVax, its Affiliates or sublicensees (including any Third Party Claims arising out of or relating to any Product withdrawals or recalls), (b) any breach by GeoVax of any of its representations, warranties or covenants under this Agreement, or (c) the negligence or willful misconduct of GeoVax, its Affiliates or sublicensees, or their respective employees, officers, directors or agents in performing any activities or obligations hereunder. Notwithstanding the foregoing, GeoVax will have no obligation under this Agreement to indemnify, defend or hold harmless any PNP Indemnified Party against any such Third Party Claim to the extent resulting from the gross negligence or willful misconduct of PNP or any other PNP Indemnified Party or to the extent resulting from PNP’s breach of its representations, warranties or covenants under this Agreement.

10.02    Indemnification by PNP. PNP will indemnify, defend and hold harmless GeoVax and its Affiliates, and each of its and their respective employees, officers, directors, agents, successors and assigns (each, an “GeoVax Indemnified Party”) from and against any Liability arising out of or related to a Third Party Claim arising out of or relating to (a) the Development, Manufacture, Commercialization or other use or disposition of Compound or Product by or on behalf of PNP or its Affiliates prior to the Effective Date; (b) any breach by PNP of any of its representations, warranties or covenants under this Agreement or (c) the negligence or willful misconduct of PNP or its Affiliates, or their respective employees, officers, directors or agents in performing any activities or obligations hereunder. Notwithstanding the foregoing, PNP will have no obligation under this Agreement to indemnify, defend or hold harmless any GeoVax Indemnified Party with respect to any such Third Party Claim to the extent resulting from the gross negligence or willful misconduct of GeoVax or any other GeoVax Indemnified Party or to the extent resulting from GeoVax’s breach of its representations, warranties or covenants under this Agreement.

10.03    Process for Indemnification. If either Party seeks indemnification (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Third Party Claim (provided, however, that any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, except to the extent that such delay or failure actually and materially prejudices the Indemnifying Party’s ability to defend against the relevant Third Party Claim). The Indemnifying Party will have the right to assume the defense of any Third-Party Claim if it has assumed responsibility for the Third Party Claim in writing. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third-Party Claim that has been assumed by the Indemnifying Party. The Indemnifying Party will not settle any Third-Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnified Party will not settle or compromise any indemnifiable Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld. Limitation of Liability.

10.04    NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING BREACH OF THIS AGREEMENT) OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION X IS INTENDED TO OR WILL LIMIT OR RESTRICT (a) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO LIABILITIES TO THIRD PARTIES UNDER THIRD PARTY CLAIMS UNDER SECTION X, OR (b) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE X.

10.05    Insurance.  During the Term, GeoVax will, at its own expense, procure and maintain (and cause its Affiliates and sublicensees to procure and maintain) policies of insurance (including product liability insurance) in an amount and with terms which are consistent with normal business practices of prudent companies in the pharmaceutical industry, but in all cases, not less than two million Dollars ($2,000,000) per occurrence and two million Dollars ($2,000,000) in the aggregate, from an insurer with an A.M. Best rating of A- or better or Standard and Poor rating of A- or better, or otherwise acceptable to PNP. Such liability insurance will insure against any liability arising out of GeoVax’s (and its Affiliates’, sublicensees’ and contractors’) actions under this Agreement, including personal injury arising out of Product. All such policies will name PNP as an additional insured, and insurers will waive all rights of subrogation against PNP.  Upon PNP’s request, GeoVax will promptly provide for itself and its sublicensees copies of certificates of insurance evidencing such coverages.  GeoVax will notify PNP not less than thirty (30) Business Days in advance of any material change or cancellation of any policy. GeoVax will continue to maintain such insurance in effect after the expiration or termination of this Agreement during any period in which GeoVax or its Affiliates or sublicensees continue to Develop, Manufacture, or Commercialize Compound or Products.  If any insurance is on a claims-made basis, GeoVax will maintain such insurance for a period of not less than five (5) years after it has ceased all Development, Manufacture, and Commercialization of any Compound or Product. It is understood that such insurance will not be construed to create a limit of GeoVax’s liability with respect to its indemnification obligations or otherwise.

ARTICLE XI
TERM AND TERMINATION

11.01    Term and Expiration. The Know How licenses granted under this Assignment and License Agreement will be effective as of the Effective Date and, unless terminated earlier by mutual written agreement of the Parties or pursuant to this ARTICLE XI, will continue in effect as follows:

(a)

during the Original Term of this Agreement, which concludes upon FDA approval of a biosimilar or interchangeable under an ABLA or a generic under an ANDA or the equivalent by another Regulatory Authority, but excluding an Authorized Generic (AG) or the equivalent or a similar formulation of the Product, on a Licensed Product-by Licensed Product and country-by-country basis, and

(b)

following expiration of the Original Term, the Know How license shall automatically renew for five-year Additional Terms, unless GeoVax notifies PNP (i) within 120 days following expiration of the Original Term of its intent not to renew, or (ii) prior to 120 days of the expiration of an Additional Term of its intent not to renew.

11.02    Termination At Will by GeoVax of First Indication on Phase II Termination or Completion. GeoVax, at its sole discretion, can elect to discontinue Development of Gedeptin® no sooner than termination/completion of the Phase II trial, and only at that point under the conditions that GeoVax determines in its discretion that clinical development is not progressing adequately, is not meeting a desired or necessary clinical endpoint, or otherwise would not be commercially or therapeutically reasonable to continue.

(a)

If, GeoVax, under Section 11.02, at its sole discretion, decides not to out-license its license rights to an independent Third Party for Development of Gedeptin®, GeoVax shall notify PNP in writing of its intent to terminate the licenses granted under this Assignment and License Agreement prior to filing for Regulatory Approval by a Regulatory Authority on a Licensed Product-by Licensed Product and country-by-country basis. GeoVax shall terminate its Know How license from PNP, and promptly return all transferred Know How back to PNP. PNP shall thereafter have the right to enter into a sublicense of the GeoVax Gedeptin® Exclusive License Agreement from GeoVax, or can request that GeoVax assign its GeoVax Gedeptin® Exclusive License Agreement to PNP. The Parties shall agree on which route of transfer is preferred, and if they disagree, GeoVax shall transfer by sublicense on terms to be agreed

(b)

On request by PNP, if GeoVax terminates the Gedeptin® Development under Section 11.02 and does not, in its sole discretion, after due diligence, transfer its ownership rights in the Licensed Product to a Third Party, it shall permit PNP to acquire such assets for ***% of Net Sales. Notwithstanding this residual permission, PNP shall have no conditional rights whatsoever in GeoVax solely owed Gedeptin® assets, including but not limited to Gedeptin® Regulatory Approvals, regulatory submissions, documents or materials, and shall have no rights of notice or review pertaining to such GeoVax owned assets. If PNP requests and obtains ownership of the Gedeptin® assets, GeoVax shall reasonably and promptly cooperate with PNP under Section 11.02 to transfer the assets.

11.03    Termination At Will by GeoVax of Second Indication after Initiation. GeoVax may in its sole discretion notify PNP in writing of its intent to terminate the Development or Commercialization of any Second Indication, and if so, the terms of Section 11.02 shall not apply. GeoVax may sublicense its Know How license to a third Party for any such Second Indication, or may terminate its Know How license, in its discretion. GeoVax shall dispose of its Licensed Product owned assets in its sole discretion according to its business needs and opportunities.

11.04    Expiration of Royalty Term. Upon expiration of the Royalty Term with respect to a given Licensed Product, and provided that GeoVax has paid all Royalties due hereunder with respect to such Product, GeoVax’s license pursuant to Section 2.02 with respect to the Development, Manufacture, and Commercialization of such Product will become a fully paid-up, non-exclusive, irrevocable, perpetual license.

11.05    Termination for Cause.

(a)	Termination for Cause. This Agreement may be terminated upon written notice by either Party at any time during the Term:

(i)

upon or after a material breach of this Agreement by the other Party if the breaching Party has not cured such breach within thirty (30) Business Days following receipt of written notice from the non-breaching Party requesting cure of the breach; provided, however, any right to terminate under this section will be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach will have initiated dispute resolution in accordance with Section 12.05 respect to the alleged breach, which stay and tolling will last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

(ii)

upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such other Party’s business, or if a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the proceeding is not dismissed within sixty (60) Business Days after the filing thereof.

11.06    Effect of Termination Generally.

(a)

Termination of Licenses.  Notwithstanding anything contained herein to the contrary, following any unconditional termination of this Agreement, all licenses granted to GeoVax hereunder will terminate and will revert back to PNP.

(b)

Return of Confidential Information.  Upon termination of this Agreement, GeoVax will return all Know How documents, and copies thereof, including those in the possession of GeoVax’s Agents, containing PNP’s Confidential Information, as well as all other physical embodiments of such Confidential Information. However, GeoVax may retain one (1) copy of such documents in a secure location for archival purposes.

11.07    Product Reversion. Upon termination of this Agreement, the following provisions will apply:

(a)

Effective upon such termination, PNP shall have the right for ninety (90) calendar days to negotiate with GeoVax for an exclusive worldwide license, with the right to grant sublicenses (through multiple tiers), under the GeoVax Improvement Patents, and GeoVax Improvement Know How to Develop, Manufacture, use and Commercialize the Licensed Products in the Field in the Territory.

(b)

Upon PNP’s written request, GeoVax will reasonably cooperate with PNP (or its designee(s)) to enable PNP (or its designee(s)) to assume responsibility for the Development, Manufacture and Commercialization of Compound and Product in the Field in the Territory. Such cooperation and assistance will be provided in a timely manner and at fully loaded cost paid by PNP to GeoVax for assets already assigned under Section 2.01 (resulting in a buy-back), and will include, without limitation, to the extent requested by PNP and agreed to by GeoVax subject to the written agreement of terms, the following:

(i)

GeoVax will transfer and assign to PNP (or its designee) all BLAs, INDs, NDAs, Regulatory Approvals, and all supporting documentation for such filings and applications (including all data), made or obtained by or on behalf of GeoVax or any of its Affiliates or any of its sublicensee or subcontractors relating to Licensed Product.

(ii)

GeoVax will transfer and assign to PNP (or its designee) all rights in any trademarks and trade dress, and will transfer and assign to PNP all rights in any domain names containing such trademarks, to the extent that such trademarks or trade dress, as applicable, have actually been or are planned to be used by GeoVax or any of its Affiliates or any of its sublicensees or subcontractors in connection with Compound or Product; provided, however, that for clarity, the foregoing trademarks and trade dress will exclude the corporate names, logos, trademarks and trade dress of GeoVax or any of its Affiliates, sublicensees or subcontractors.

(iii)

GeoVax will transfer to PNP (or its designee), to the extent not previously provided, a copy of all GeoVax Know-How and Know-How Improvements, including all information contained in GeoVax’s regulatory or safety databases, in the format then currently maintained by GeoVax.

(iv)

GeoVax will assign to PNP (or its designee) any Sublicense Agreements or Subcontract Agreements previously entered into by GeoVax (or any of its Affiliates) to the extent related to Licensed Product, or terminate such Sublicense Agreements or Subcontract Agreements to the extent related to Compound or Product, in each case, as and to the extent requested by PNP.

(v)

If requested by PNP, GeoVax, its Affiliates and its sublicensees and subcontractors will after written agreement on cost and reimbursement, complete any Clinical Trials related to Product in the Field that (x) are being conducted under GeoVax’s (or its Affiliate’s or sublicensee’s or subcontractor’s) IND for Product and are ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to PNP (as reasonably determined by PNP), in each case, as and to the extent requested by PNP;

(vi)

If requested by PNP, GeoVax will transfer to PNP (or its designee), at GeoVax’s fully allocated manufacturing cost for the Product, any quantities of Licensed Compound in the possession of GeoVax or its Affiliates or sublicenses or subcontractors (including clinical trial supply and Product intended for commercial sale), as requested by PNP.

(vii)

At PNP’s request, GeoVax shall promptly provide to PNP copies of all Clinical Trial, contract manufacturing, supply agreements or service agreements entered into by GeoVax or its Affiliates with respect to the Product(s). At PNP’s written request and after agreement on fully loaded cost, GeoVax shall promptly assign (or cause to be assigned), such agreements to PNP. In the event that such an assignment is not permitted under a particular clinical trial, contract manufacturing, supply agreement or service agreement, then GeoVax shall reasonably cooperate (at PNP's request and expense) to assist PNP in obtaining the benefits of such agreement, after reimbursement to GeoVax of its costs.

Without limiting the foregoing, GeoVax will use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Product from GeoVax to PNP (or its designee) in a prompt manner, as and to the extent requested by PNP, and will provide PNP (or its designee) with such other transition assistance as reasonably requested by PNP, including, if requested by PNP, entering into a transition services agreement at agreed fully loaded cost reimbursement to GeoVax.

11.08    Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions on Definitions (as necessary for the interpretation of other surviving provisions), Intellectual Property, Confidentiality, Representations and Warranties, Covenants, Indemnification and Limitation on Liability and Term and Termination will survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay Royalties and other amounts for Licensed Product sold prior to such expiration or termination. These provisions are in addition to any other relief and remedies available to either Party under this Agreement and under Applicable Law.

ARTICLE XII
MISCELLANEOUS

12.01    Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except the obligation to make payments when due) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.02    Assignment. This Agreement may be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, in each case, in whole or in part only as a result of a merger, transfer of going concern, sale of stock, sale of assets or other similar transaction (including by operation of law)) by either Party, and without the consent of the other Party. For clarity and by example, GeoVax may, without PNP’s consent, assign this Agreement in connection with a Change of Control of GeoVax, or sale of substantially all assets pertaining to the subject matter of this Assignment and License Agreement and the Development and/or Commercialization of Gedeptin®. PNP may, by example, without GeoVax’s consent, assign this Agreement or its rights and obligations hereunder in whole or in part to (i) an Affiliate of PNP or (ii) in connection with a Change of Control of PNP, and (c) PNP may, without GeoVax’s consent, assign to a Third Party its rights to receive royalties or other payments contained herein and any and all provisions related thereto (including audit rights and reporting rights). Any permitted assignee will assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 12.02 will be void ab initio. Notice of assignment must be provided to the other Party within five (5) Business Days of the assignment, along with a copy of the assignment document.

12.03    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.04    Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to GeoVax, to:	Attention: Mr. David A. Dodd GeoVax, Inc.
1900 Lake Park Dr. SE Smyrna, GA 30080 ***

with a copy to:	Knowles Intellectual Property Strategies, LLC 400 Perimeter Center Terraces NE Suite 200 Atlanta, GA 30346

if to PNP, to:	15 Richard Arrington Jr. Blvd N. Birmingham, AL 35203

with a copy to:	Steiner Law LLC 2100 First Avenue N., Suite 600 Birmingham, AL 35203

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered or sent by e-mail with receipt confirmed on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by registered or certified mail.

12.05    Dispute Resolution; Choice of Law.

(a)

Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, the Parties will first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) calendar days after such notice appropriate representatives of the Parties will meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the thirty (30) calendar days, either Party may refer the matter by written notice to the other to a designated PNP Executive and a designated GeoVax Executive for discussion and resolution. If the PNP Executive and the GeoVax Executive are unable to resolve such dispute within thirty (30) days of such written notice, either Party may commence an action in accordance with the provisions of this Section.

(b)

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States, without reference to any rules of conflict of laws. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.

(c)

Venue; Waiver of Jury Trial. If the Parties do not fully settle following the procedure described herein and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof shall be brought in the federal court for the Northern District of Georgia, if federal jurisdiction is available, or, alternatively, in the state courts in Atlanta, Georgia. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in such courts, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, or (iii) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

12.06    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to PNP or GeoVax from time to time by the government of the United States of America. Furthermore, GeoVax agrees that it will not export, directly or indirectly, any technical information acquired from PNP under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

12.07    Entire Agreement. This Assignment and License Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Existing Confidentiality Agreement) are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement.

12.08    Amendments. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

12.09    Independent Contractors. It is expressly agreed that GeoVax and PNP are independent and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither GeoVax nor PNP will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.

12.10    Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, will not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

12.11    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

12.13    Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include all genders, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term will not be limiting and such term will be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” will not be construed as exclusive and shall have the meaning ordinarily ascribed to the phrase “and/or”, (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”), (g) references to “days” will mean calendar days unless otherwise indicated.

12.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.15    Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.16    No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.17    Expenses. Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) will bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

12.18    Extension to Affiliates. Each Party will have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to such Party. Each Party will remain fully liable for any acts or omissions of such Affiliates.

This Assignment and License Agreement is Agreed To:

For PNP Therapeutics	For GeoVax, Inc.

Signature: _________________________	Signature: _________________________

Print: ___________________________	Print: ___________________________

Date: ___________________________	Date: ___________________________

Schedule 2.01

Schedule 2.01

EXHIBITS

A	Protein Sequence of Gedeptin®
B	Confirmatory Assignment of PNP Gedeptin® Exclusive License Agreement To GeoVax
C	Copy of written consent by UABRF/SR to assign PNP Gedeptin® License Agreement to GeoVax
D	Letter from UABRF/SR confirming no outstanding obligations or payments owed by PNP
E	List of Trademarks owned or controlled by PNP on Gedeptin®
F	Confirmatory Assignment of Trademarks on Gedeptin® from PNP to GeoVax
G	Confirmatory Assignment of PNP Regulatory Filings on Gedeptin® and full list of BLAs and NDAs by number and country
H	Confirmatory Assignment of all written and electronic documents relating to Gedeptin® clinical trials
I	Right of Reference from PNP to all clinical trial files and documents held by FDA or another Regulating Authority
J	List of all regulatory communications with FDA or other Regulatory Authorities on Gedeptin®
K	List of all patient files pertaining to clinical development of Gedeptin®
L	List of all Drug Master Files including manufacturing information and CMC information submitted to FDA for Gedeptin® clinical trials
M	Confirmatory Assignment of FDA Orphan Drug Designation
N	Complete list of communications with FDA on Orphan Drug Designation for Gedeptin®
O	Confirmatory Assignment of all Gedeptin® Clinical Trial Agreements
P	List of all Gedeptin® Clinical Trial Agreements, whether in force or terminated
Q	Complete list of all Clinical Trial Materials and other Gedeptin® supplies
R	Complete list of all Clinical Trial Materials and other Gedeptin® starting materials and intermediates

Schedule 2.01

Exhibit B

EXCLUSIVE LICENSE AGREEMENT CONFIRMATORY ASSIGNMENT

WHEREAS, PNP Therapeutics, Inc., a privately held company incorporated under the laws of the state of Delaware and having its principal place of business at 15 Richard Arrington Jr Blvd N, Birmingham, AL 35203 (“PNP”) is the named licensee in the Exclusive License Agreement dated September 28, 2021 (attached hereto as Appendix B.1), by and between PNP Therapeutics, Inc., UAB Research Foundation (“UABRF”), and Southern Research Institute, Inc. (“SRI”) (the “PNP Gedeptin® Exclusive License Agreement”);

WHEREAS, GeoVax, Inc., a corporation duly organized and existing under the laws of the State of Georgia and having its principal place of business at 1900 Lake Park Dr SE, Smyrna, GA 30080 (“GeoVax”), by virtue of an Assignment and License Agreement dated September 28, 2021, by and between PNP and GeoVax, has been assigned by PNP, pursuant to Section 12.5 of the PNP Gedeptin® Exclusive License Agreement, all interests, rights, and obligations held by PNP pursuant to the PNP Gedeptin® Exclusive License Agreement, for which UABRF and SRI have consented to as evidence by notice and acknowledgement of assignment, a copy of which is attached as Exhibit C; and,

WHEREAS, GeoVax and PNP desire to confirm through this Confirmatory Assignment the assignment of all interests, rights, and obligation in and under the PNP Gedeptin® Exclusive License Agreement from PNP to GeoVax;

NOW, THEREFORE, for good and valuable consideration previously paid to PNP by GeoVax, the receipt and sufficiency of which is hereby acknowledged by PNP, PNP and GeoVax hereby confirm the following:

1.

PNP hereby confirms the conveyance and assignment to GeoVax, and GeoVax confirms the acceptance of such conveyance and assignment from PNP, of all of PNP’s rights, interests, and obligation in and under the PNP Gedeptin® Exclusive License Agreement.

2.	PNP confirms that:

(i)

PNP has all authority necessary to assign the PNP Gedeptin® Exclusive License Agreement to GeoVax, and the execution and delivery of assignment of the UABRF-PNP License Agreement has been duly and validly authorized;

(ii)	the PNP Gedeptin® Exclusive License Agreement is currently valid and subsisting and in full force and effect;

Schedule 2.01

(iii)	PNP has no current outstanding obligations or payments due under the PNP Gedeptin® Exclusive License Agreement , and UABRF has confirmed such as evidence by the executed letter attached as Exhibit D;

(iv)

PNP has not assigned its interests and rights under the PNP Gedeptin® Exclusive License Agreement to any other person or entity or granted, either expressly or impliedly, any rights with respect to the PNP Gedeptin® Exclusive License Agreement to any other person or entity;

(v)	there are no liens or security interests against the PNP Gedeptin® Exclusive License Agreement; and

(vi)	execution of the assignment does not violate or conflict with any other agreement to which PNP is a party or provision of PNP’s Certificate of Incorporation or By-laws.

3.	GeoVax confirms that PNP shall not be liable for any obligations incurred by GeoVax pursuant to the PNP Gedeptin® Exclusive License Agreement as of the date of the Assignment and License Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the Confirmatory Assignment to be executed by their respective duly authorized representatives as of the day and year above written.

Date:
By: James F. Fuqua
Title: President On Behalf of PNP THERAPEUTICS, INC.

STATE OF ALABAMA

Before me, a Notary Public in and for the State of ALABAMA, on this 28th day of September, 2021, personally appeared JAMES F. FUQUA, who, being duly sworn, signed and acknowledged the foregoing Assignment as his free act and deed.

Schedule 2.01

NOTARY PUBLIC

(SEAL)

My Commission Expires:

Schedule 2.01

Date:
By: David A. Dodd
Title: Chief Executive Officer On Behalf of GeoVax, Inc

STATE OF GEORGIA

Before me, a Notary Public in and for the State of Georgia, on this 28th day of September, 2021, DAVID A. DODD personally appeared, who, being duly sworn, signed and acknowledged the foregoing Assignment as his/her free act and deed on behalf of and to bind GEOVAX, INC.

NOTARY PUBLIC

(SEAL)

My Commission Expires:

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED
INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)
NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE
COMPANY IF PUBLICLY DISCLOSED

Appendix B.1

EXCLUSIVE LICENSE AGREEMENT

         This exclusive license agreement (this “Agreement”) is made and is effective as of September 28, 2021, (the “Effective Date”) among The UAB Research Foundation (“UABRF”), a non-profit 501(c)(3) corporation incorporated in the State of Alabama, Southern Research Institute, a not for profit 501(c)(3) corporation existing under the laws of the State of Alabama (SR) (UABRF and SR, hereinafter collectively referred to as “Licensor”) and PNP Therapeutics Inc, (the “Licensee”), a privately held company incorporated under the laws of the state of Delaware, with its principal places of operations as described in the signature block on the signature page below.

RECITALS

WHEREAS, UABRF and SR together own all right, title and interest in (i) the intellectual property described in UABRF intellectual property disclosures numbered U2007-0047 and U2011-0026, entitled “The Use of Trichomonas Vaginalis Purine Nucleoside Phosphorylase (PNP) to Activate Fludarabine in the Treatment of Cancer” and “Improvements in PNP based Cancer Therapy using External Beam Radiation and Intratumoral Prodrug”, respectively, which were jointly developed by the Inventors (defined below) while employed by UABRF’s affiliate, the University of Alabama at Birmingham (“UAB”), and Southern Research Institute, respectively, and (ii) the patent applications listed under Exhibit A which are part of the Licensed Patents which cover such intellectual property and associated Know-How;

WHEREAS, pursuant to that certain License Agreement, dated as of July 17, 2001 between the Parties (the "Original Agreement"), Licensor exclusively licensed to Licensee certain patents and patent applications in accordance with the terms and conditions of the Original Agreement;

WHEREAS, the Parties have subsequently either amended or amended and restated the Original

Agreement on April 18, 2007 (by executing that certain Amended and Restated License Agreement), on July 18, 2008 and June 30, 2013 (by executing those certain First and Second Amendments to Amended and Restated License Agreement, respectively), on January 1, 2015 (by executing that certain Second Amended and Restated License Agreement (the Second Amended and Restated License Agreement), and on July 23, 2018 (by executing that certain First Amendment to the Second Amended and Restated License Agreement); and

WHEREAS, the Parties now wish to terminate all agreements described above and replace them with this Agreement;

Schedule 2.01

NOW, THEREFORE, in consideration of the premises described above and the mutual promises and agreements set forth in this Agreement, the Parties agree as set forth below.

SECTION 1 DEFINITIONS

The definitions used in this Agreement are set forth below.

1.1 “Ad/PNP-F-araAMP Technology” means an adenoviral vector expressing the E. Coli purine nucleoside phosphorylase gene (“Ad/PNP”), and its use in combination with a purine nucleoside phosphate to release a tumor-toxic purine metabolite, including specifically Ad/PNP-F-araAMP which is a nonreplicating adenoviral vector expressing a tailed mutant E. coli purine nucleoside phosphorylase (“PNP”). The amino acid sequence of PNP expressed by the adenoviral vector is provided in attached Exhibit D.

1.2 “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with a Party. “Control” means (i) the beneficial ownership of at least fifty percent (50%) of the voting securities of a Person with voting equity, or (ii) the power to direct or cause the direction of the management or policies of a Person.

1.3          “Agreement” means this agreement, as amended from time to time in accordance with the terms and conditions set forth in this agreement.

1.4 “Cost of Goods” means the price to manufacture and/or acquire the Licensed Product as determined in accordance with United States generally accepted accounting principles (GAAP).

1.5 “First Commercial Sale” means the first Sale of a Licensed Product by the Licensee, its Affiliates or its Sublicensees to a Third Party, under an approved NDA by the U.S. Food and Drug Administration or the equivalent in another country.

1.6          “First Indication” means the treatment of Head and Neck (H&N) cancer in humans.

1.7 “For Value” means any consideration, remuneration or benefit of any kind, whether received directly or indirectly, including, but not limited to, cash, equity, debt, preferential treatment, including waiver, rebate, discount, etc.

1.8 “Inventions” means discoveries, designs, developments, methods, modifications, improvements, compositions of matter, methods of use, processes of preparation, formulae, techniques, and trade secrets based on the Ad/PNP-F-araAMP Technology, whether or not patentable.

1.9          “Inventors” means Dr. Eric J. Sorscher (UAB) and Dr. William B. Parker (SR).

Schedule 2.01

1.10 “Know How” means any and all proprietary information which pertain to the Invention or Ad/PNP-F-araAMP Technology (whether patentable or not) including (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (c) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical or safety data and information, (d) technical and nontechnical data and other information related to the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications, laboratory notebooks, or other documents containing or relating to such information.

1.11          “Licensed Field of Use” means all therapeutic uses.

1.12 “Licensed Patents” means all existing patents and/or patent applications owned or controlled by Licensor, covering the Ad/PNP-F-araAMP Technology including (a) the patents and/or patent applications set forth on attached Exhibit A, (b) any foreign patent applications based thereon, (c) all patents proceeding from such domestic and foreign patent applications, (d) all divisionals, continuations, reissues, reexaminations and extensions of any patent or patent application described in (a) – (c) above.

1.13 “Licensed Product” means a product that includes the Ad/PNP-F-araAMP Technology, including its individual components, Ad/PNP and any product or part thereof, process or service, the development, manufacture, use, import, export, offer for sale or sale of which, but for the licenses granted hereunder, would infringe a Valid Patent Claim set forth in any Licensed Patent.

1.14          “Licensed Territory” means worldwide.

1.15 “Net Sales” means the gross amount set forth on the invoice relating to any Sale of a Licensed Product by the Licensee, its Affiliates or its Sublicensees, less (a) discounts actually allowed, (b) rebates, price reductions, rebates to social and welfare systems, charge backs, government mandated and similar rebates, (c) credits for claims, allowances, retroactive price reductions or returned goods, (d) prepaid freight and insurance, (e) customs duties, sales taxes or other governmental charges actually paid in connection with such Sale (but excluding income tax). Where a Licensed Product is not used, transferred or exchanged For Value, the Net Sales will be fair market cash value for such transaction to be agreed upon between the Parties. The following shall be excluded from Net Sales: Licensed Product for use in clinical trials or other scientific testing, clinical samples, charitable donations, promotional samples, and compassionate use and named patient samples, or other similar programs or studies.

1.16          “Parties” means Licensor and the Licensee, and each of them individually is a “Party”.

1.17 “Person” means an individual, corporation, partnership, trust, business trust, association or any other entity with a separate legal identity, including the Parties.

Schedule 2.01

1.18 “Protection Activities” means taking all actions deemed necessary and desirable to protect the Licensed Patents, including, but not limited to, obtaining, filing for, securing, pursuing, prosecuting, and continuing or maintaining the Licensed Patents, but does not include litigation or inter-partes or adversarial activities.

1.19 “Protection Expenses” means all legal fees, costs and expenses reasonably incurred by Licensor in the performance of the Protection Activities, such fees, costs and expenses to be documented by written invoice.

1.20 “Representative(s)” means, with respect to each Party and their Affiliates, all directors, officers, employees, agents and advisors, and with respect to UABRF, the trustees of the University of Alabama System.

1.21 “Sale or Sales” means any use, transfer or exchange, For Value or otherwise, of a Licensed Product. Sales include all Sales by the Licensee, its Affiliates, and its Sublicensees and includes any transfer by the Licensee For Value to an Affiliate or a Sublicensee and by a Sublicensee to an Affiliate where there is no subsequent Sale (i.e., the Licensed Product is not further resold or transferred).

1.22 “Second Indication” means the treatment of an indication other than Head and Neck Cancer, and includes all subsequent indications after the First Indication.

1.23 “Sublicensee” means a Person, other than an Affiliate, who directly or indirectly has acquired rights to the Licensed Patents through an independent Third Party sublicensing arrangement pursuant to Section 2.5 of this Agreement.

1.24          “Third Party” means any Person other than the Parties and their Affiliates.

1.25          “United States” means the United States of America.

1.26 “Valid Patent Claim” means (i) a pending patent claim in an application included within the Licensed Patents, or (ii) an issued and unexpired patent claim included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

SECTION 2 GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and upon the conditions set forth in this Agreement, Licensor hereby grants to the Licensee an exclusive, sublicensable right and license, subject to the terms and conditions of this Agreement, to (a) practice the Licensed Patents and Know-How, and (b) make, have made, develop, use, lease, offer to sell, sell, import and export Licensed Products, within the Licensed Field of Use in the Licensed Territory during the Term.

Schedule 2.01

2.2 Rights of the United States Government. It is understood that if a United States governmental authority has funded research, during the course of or under which the Licensed Patent(s) was conceived or made, the United States government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non-exclusive, non-transferable, paid-up license to practice or have practiced and use the affected Licensed Patents for governmental purposes. The Licensee acknowledges that the rights and license granted to it pursuant to this Agreement are subject to any and all rights of the United States government.

2.3 Reservation of Rights by Licensor and their Affiliates. Licensor reserves the right, for themselves and for their Affiliates to:

(a)    practice and use, and to permit their Representatives to practice and use, the Licensed Patents within the Licensed Field of Use for non-commercial educational and research purposes and permit their respective Representatives to disseminate and publish scientific findings from research related to the Licensed Patents subject to thirty (30) day review by Licensee. If Licensee identifies patentable subject, matter during its review, Licensor shall delay such publication by an additional sixty (60) days to enable Licensee to protect such patentable subject matter; and

(b)    grant to non-profit academic, educational or research institutions and governmental authorities, non-exclusive, royalty-free licenses to make and use the Licensed Patents within the Licensed Field of Use for non-commercial and non-clinical educational and research purposes and to permit their representatives to disseminate and publish scientific findings from such research related to the Licensed Patents subject to thirty (30) day review by Licensee. If Licensee identifies patentable subject, matter during its review, Licensor shall delay such publication by an additional sixty (60) days to enable Licensee to protect such patentable subject matter.

2.4    Title Remains with Licensor. All right, title and interest in and to the Licensed Patents remains with Licensor. Except as provided in this Agreement, no express or implied licenses with respect to the Licensed Patents or any other rights are transferred or granted to the Licensee by implication, estoppel, or otherwise.

2.5    Right to Grant Sublicenses. The Licensee has the right to grant sublicenses to any Person under this Agreement on the following terms and conditions:

(a)    the execution of a sublicense shall not in any way diminish, reduce or eliminate any of the Licensee’s obligations under this Agreement, and the Licensee shall remain primarily liable for such obligations and any breach of any provision of this Agreement by a Sublicensee;

(b)    the Licensee shall provide UABRF with a copy of any such sublicense granted by it under this Agreement within thirty (30) days of the execution of the sublicense;

(c)    Licensor shall be third party beneficiary to each sublicense and each agreement evidencing a sublicensing arrangement shall include a statement and an acknowledgement by each Sublicensee to this effect;

Schedule 2.01

(d)    the Licensee may not sublicense the right to prosecute or protect the Licensed Patents to a Sublicensee;

(e)    each Sublicensee shall obtain and maintain insurance coverage as described in Section 8.2;

(f)    each Sublicensee shall be subject to indemnification obligations as described in Section 11.2; and

(g)    in the event this Agreement is terminated or upon the expiration of the Term, (i) the Licensee shall notify each Sublicensee of the termination or expiration, (ii) each sublicense will terminate simultaneously with the termination or expiration of this Agreement, and (iii) each Sublicensee may enter into a license agreement with UABRF on substantially the same financial terms as the Sublicensee’s sublicense with the Licensee with UABRF’s approval (which approval shall be granted subject to such Sublicensee’s agreement to the terms as required in this Section).

SECTION 3 DEVELOPMENT AND COMMERCIALIZATION

3.1 Development and Commercialization Plan. During the Term, the Licensee shall use good faith, reasonable commercial efforts to develop, manufacture, commercialize and market Licensed Product through a diligent program designed to accomplish the commercial exploitation of the same and to make the Licensed Product covered by or embedded in the Licensed Patents available to the general public in accordance with the procedures and practices that are usual and customary for similar technologies and industries. The Parties acknowledge that the development and commercialization plan and milestones set forth below are reasonable. The Licensee shall use good faith, reasonable commercial efforts to achieve the milestones set forth below.

#	Development and Commercialization Plan	Date
1	Licensee retains a CRO within six (6) months of Effective Date.	As indicated
2	Licensee shall complete the Phase II trial for the First Indication within three (3) years of execution of this Agreement.
3	Licensee obtains first regulatory approval of the First Indication by the U.S. FDA or a health authority of a member state of the European Union within 8 years of execution of the Agreement.
4	Approval for initiation of first phase II trial for a second indication (non- H&N) for Licensed Product within 7 years of execution of the Agreement.

* Should Licensee fail to retain a CRO within six (6) months of execution of the Agreement, Licensee will notify Licensor and will provide an explanation for the failure to engage a CRO within the 6-month timeframe and a summary of Licensee’s strategy to resolve the issue. If a qualified CRO has not been contracted by nine (9) months following the execution of this Agreement, Licensor shall be entitled to a one-time penalty fee in the amount of ***U.S. Dollars ($***), payable immediately.

Schedule 2.01

3.2 Development, Commercialization and Royalty Report. The Licensee shall provide UABRF, on each January 31 following the Effective Date, with written annual progress reports summarizing the activities of the Licensee relating to the development and commercialization plan. After the First Commercial Sale, the Licensee shall provide to UABRF written quarterly royalty reports, within forty-five (45) days after the first day of each of January, April, July, and October, setting forth all applicable information specified in Exhibit B. For example, if the First Commercial Sale happens on February 1, the first such quarterly report shall be due within 45 days after April 1st. Concurrently with the sending of such report to UABRF, the Licensee will pay UABRF all royalties dues under Section 5.4.

3.3 Patent Markings. The Licensee shall ensure that each Licensed Product manufactured and/or sold in the United States shall bear patent markings that meet all applicable requirements of 35 U.S.C. §287, as amended from time to time. All Licensed Products manufactured and/or sold outside of the United States shall be marked in such a manner as to conform to the applicable law of such country/jurisdiction.

3.4 Manufacturing in the United States. The Licensee acknowledges that, unless otherwise waived by the governmental authority that funded the development of the Licensed Patents, it is required to substantially manufacture in the United States any Licensed Products sold in the United States covered by the Licensed Patents.

SECTION 4 PROTECTION OF THE LICENSED PATENTS; PATENT PROSECUTION

4.1          Patent Protection Activities.

(a)    Licensee has Primary Responsibility. Subject to the terms and conditions set forth in this Agreement, the Licensee shall be primarily responsible for undertaking all Protection Activities relating to the Licensed Patents.

(b)    Co-operation of the Licensor. UABRF (as representative of the Licensor) shall cooperate fully with the Licensee and its designated legal counsel in connection with the Protection Activities.

(c)    Consultation with the Licensor. The Licensee shall, and shall cause its designated legal counsel to, consult with UABRF (as representative of the Licensor) and provide to UABRF (as representative) all related documentation pertaining to substantive prosecutorial matters arising in connection with such Protection Activities, and UABRF (as representative) shall be given reasonable opportunity to discuss, advise and review issues with the Licensee and the Licensor’s designated legal counsel, which the Licensee will reasonably consider. The Licensee shall reimburse UABRF for all reasonable external expenses associated with such advise and review.

(d)    Foreign Protection Requested by the Licensee. The Licensee must notify UABRF (as representative of the Licensor) in writing identifying foreign countries and jurisdictions, if any, the Licensee shall file foreign applications in and undertake Protection Activities in with respect to any Licensed Patents which have not yet entered the national stage of prosecution. The Parties acknowledge that the deadline has passed to enter any of current Licensed Patents in Exhibit A into additional foreign countries.

Schedule 2.01

(e)    Foreign Patent Protection Not Requested by the Licensee. Licensor may elect to undertake Protection Activities with respect to any Licensed Patents in any country or jurisdiction not so designated by the Licensee pursuant to Section 4.1(d) above. In such cases (i) the Licensor shall be responsible for all Protection Expenses incurred in connection therewith and the Licensee shall not be responsible for such expenses, (ii) the Licensed Patents so affected shall no longer be deemed to be licensed to the Licensee, (iii) the Licensee shall forfeit and shall no longer have any rights or obligations with respect thereto and (iv) Exhibit A shall be deemed to be amended accordingly to delete the affected Licensed Patents.

(f)    Terminated Licensed Patents. The Licensee may, at any time during the Term, provide at least sixty (60) days written notice to UABRF (as representative of the Licensor) that it no longer wishes to be responsible for the Protection Expenses in connection with one or more Licensed Patents on a country-by-country basis. In such cases, (i) the Licensee shall continue to be responsible for all Protection Expenses incurred in connection therewith until the expiration of such sixty (60) day notice period and thereafter shall not be responsible for such expenses, and (ii) the Licensed Patent(s) so affected shall no longer be deemed to be licensed to the Licensee and Exhibit A shall deemed to be amended accordingly.

4.2          Patent Term Extensions.

(a)    The Parties acknowledge that a Licensed Patent may be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, (the “Hatch-Waxman Act”) codified as 35 U.S.C. § 156, which permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. The Parties agree to cooperate to seek the benefit of a patent term extension of a Licensed Patent in the United States where possible which covers a Licensed Product. The Licensee shall have the sole responsibility to submit a Request for a Patent Term Extension at the U.S. Patent Office, and the Licensor shall fully cooperate with such submission, including providing and executing documents where necessary or useful that may include a Power of Attorney to act in the name of Licensor. Reasonable external expenses incurred by Licensor for providing such assistance shall be reimbursed by the Licensee.

(b)    The Licensee shall also have the sole responsibility to file for any corresponding patent extensions in foreign countries, including Supplementary Protection Certificates in Europe, and the Licensor shall provide full cooperation, including by the prompt execution of any necessary or useful documents, that may include a Power of Attorney to act in the name of Licensor. Reasonable external expenses incurred by Licensor for providing such assistance shall be reimbursed by the Licensee.

Schedule 2.01

SECTION 5 FINANCIAL TERMS

5.1 Patent Protection Expenses. During the Term and with respect to the Licensed Patent(s), the Licensee will be financially responsible for the payment of all Protection Expenses incurred after the Effective Date. The Licensee shall pay such amounts to UABRF (as representative of the Licensor) within thirty (30) days of receipt of an invoice for the same from UABRF.

5.2 Milestone Payments. During the Term, the Licensee shall pay to UABRF (as representative of the Licensor) the development and commercialization milestone payments as set forth below. Each such milestone payment is non-creditable and non-refundable and shall be due within thirty (30) days of achievement. The Licensee shall provide written notice to UABRF (as representative of the Licensor) to accompany the payment identifying the milestone that has been achieved.

Milestones	Payment
FDA NDA/BLA accepted for review for the First Indication of a Licensed Product	$***
First FDA regulatory approval of the Licensed Product for the First Indication.	$***
First approval of the Licensed Product for the First Indication by a health authority within a member state of the European Union.	$***
First human dosed with Licensed Product in a first Phase II trial for a Second Indication	$***
First Regulatory approval of the Licensed Product for a Second Indication by the U.S. FDA or a health authority of a European Union member	$***

(i)    For the avoidance of doubt, no payments shall be due for expansion of an existing Indication to a subset of that Indication.

(ii)    Each Development Milestone Payment shall be payable only once for the First Indication and only once for the Second Indication, and after which no further Development Milestones shall be due.

5.3    Running Royalty Payments. During the Term and with respect to each country or jurisdiction within the Licensed Territory, the Licensee shall pay to UABRF, as the representative of Licensor, a continuing royalty of ***percent (***%) on all Net Sales of Licensed Products, irrespective of whether such Sale was made by Licensee, its Affiliates or Sublicensees, arising in such country/jurisdiction until the expiration of the last Valid Patent Claim in that country/jurisdiction. All such amounts shall be paid concurrently with the royalty reports per Section 3.2.

Schedule 2.01

5.4    Royalty Stacking. The royalty rate for Net Sales of Licensed Products (as described under

5.3) in the patented territory shall be reduced pro rata once the total royalty burden that the Licensee is obligated to pay to the Licensor and any third parties for a single product reaches an aggregate total of ten percent (10%), such that Licensee royalty burden does not exceed ten percent (10%). Notwithstanding the above, the running royalties owed to the Licensor hereunder shall never be below ***percent (***%). Any foreign currency exchange shall be at the applicable rates published in the Wall Street Journal on the last day of the reporting period.

5.5 Sublicensing Income Payments. The Licensee, for payments received by it in exchange for granting a sublicense to a Sublicensee, excluding any Licensee’s Affiliates, during the Term, shall pay to UABRF the following:

Payment from Sublicensee	Percentage of Payment
Upfront fees, maintenance fees, milestone payments, etc from Sublicensee. For clarity, any income received by Licensee outside of that captured in	***%
section 5.3 shall be considered as due under this section 5.5.
Margin on Transfer Pricing*	***%
Royalty payments from Sublicensee	***%

*Margin on Transfer Pricing shall mean (price paid to Licensee by Sublicensee for Licensed Product) (Licensee’s Cost of Goods + 10% administrative charge + outbound freight, shipment, and insurance costs + excise taxes, use taxes, tariffs, sales taxes, and customs duties, and other governmental charges imposed on the sale of such Licensed Product, which are not reimbursed by Sublicensee).

Further, such payments shall be accompanied by a written notification of the nature and origin of the payment and the identity of the payor. For clarity, no payments shall be due to UABRF for any reimbursements by a Sublicensee to Licensee for any costs incurred by Licensee, including but not limited to reimbursement of research or development costs of Licensed Product.

5.7    Royalty Payments based on Net Sales effected by its Affiliates and Sublicensees. The Licensee shall pay to UABRF an amount equal to that which the Licensee would have been required to pay to UABRF had the Licensee effected the Sales actually effected by its Affiliates and Sublicensees.

5.8    Address for Payments. Except as otherwise directed by UABRF, all amounts due to be paid by the Licensee to UABRF (as representative of the Licensor) pursuant to this Agreement shall be paid to UABRF at the address set forth below its signature on the signature page of this Agreement.

Schedule 2.01

5.9    Late Payment Penalty. The balance of any undisputed amount which remains unpaid more than thirty (30) business days after it is due to UABRF (as representative of the Licensor) shall accrue interest until paid at the rate equal to the lesser of one percent (1%) per calendar month or the maximum amount allowed under applicable law. Disputed amounts shall be subject to the dispute resolution procedures of Section 12.8 and the Late Payment Penalty waived during the dispute period. If it is determined that the Licensee owes the disputed amount, then the Late Payment Penalty shall be due retroactively to the due date and during the dispute period. However, in no event shall this interest provision be construed as a grant of permission for payment delays.

5.10    Currency Conversion. All amounts due to be paid to UABRF (as representative of the Licensor) pursuant to this Agreement shall be made in United States dollars. Any and all amounts received by the Licensee or generated in foreign currency shall be converted into United States dollars at the official rate of exchange from such currency to United States dollars at the rate quoted in the Wall Street Journal (United States edition) for the last business day of the calendar quarter in which payment is due to UABRF (as representative of the Licensor) or on a business day no earlier than five (5) business days before payment is made to UABRF.

SECTION 6 RECORDKEEPING AND AUDIT RIGHTS

6.1 Books and Records. The Licensee shall keep complete and accurate books, accounts and other records and documentation necessary to ascertain all transactions and events pursuant to which payments due to the Licensor under this Agreement arise or are accrued. All such books, accounts and other records and documentation shall be kept at the Licensee’s principal place of business for a period of not less than six (6) years following the end of the calendar year to which they pertain.

6.2 Right to Audit. The Licensor shall have the right to have the Licensee’s books and records audited by an external, qualified, independent certified public accounting firm of their choosing, under appropriate confidentiality provisions such as those set forth in Section 8.3 of this Agreement, to ascertain the accuracy of the reports and payments due to the Licensor under this Agreement and compliance by the Licensee, its Affiliates and its Sublicensees with their obligations pursuant to this Agreement and any sublicense. Such audit shall be conducted on thirty (30) days advance notice during normal business hours but not more than once in any twelve (12) month period. No more than the prior thirty-six (36) months can be audited during an audit. If any such examination reveals that the Licensee has underpaid or underreported any amount due under this Agreement, the Licensee shall promptly pay to UABRF (as representative of the Licensor) the amount so underpaid or underreported. If such underpayment or underreporting exceeds five percent (5%) for any twelve (12) month period examined, the Licensee shall immediately reimburse UABRF (as representative of the Licensor) the full costs and expenses incurred by it with respect to the audit. If the examination reveals that the Licensee has overpaid the amounts due to the Licensee by greater than five percent (5%) of the amount due for any twelve (12) month period examined), an amount equal to such overpayment shall be credited by the Licensor towards future royalty payments by the Licensee.

Schedule 2.01

SECTION 7 INFRINGEMENT; ENFORCEMENT

7.1 Biologics Price Competition and Innovation Act (BPCIA). The Parties acknowledge that Licensed Products are reviewed in the United States by the FDA Center for Biologics Evaluation and Research and regulated under the Biologics Price Competition and Innovation Act, which provides an abbreviated pathway for biosimilar or interchangeable products to be approved by the FDA. Under 42 U.S.C. 351(k), patents that may be infringed by a sponsor of a biosimilar or interchangeable product must be in the “List of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability” (referred to as the “Purple Book”). The Licensor agrees to reasonably cooperate with the Licensee in assisting it in listing all appropriate Licensed Patents during a BPCIA biosimilar procedure, including by providing and executing documents. The Licensor further agrees to reasonably cooperate with the Licensee in any exchange of information with a sponsor of a biosimilar or interchangeable product as allowed under 42 U.S.C. 351(k). Reasonable external expenses incurred by Licensor for providing such assistance shall be reimbursed by the Licensee.

(a) The Licensor also agrees to assist the Licensee as necessary or useful to prepare and submit a list of Licensed Patents that may be infringed by a sponsor of a biosimilar or interchangeable product under any corresponding procedure in a foreign country, including in China under Art. 76 of the 4th Amendment to the 1984 Patent Act. Reasonable external expenses incurred by Licensor for providing such assistance shall be reimbursed by the Licensee.

7.2 Notification of Infringement. During the Term, each Party shall provide prompt written notice to the other Party of any actual infringement or suspected/potential infringement of the Licensed Patents of which such Party is or becomes aware and shall provide, to the extent reasonable and practicable, any available evidence of such infringement by a Third Party (an “Infringement Notice”).

7.3 Licensee Right to Pursue/Prosecute. During the Term, the Licensee shall have the first right to resolve, in the Licensed Field of Use and in the Licensed Territory, any suspected/potential infringement and, in those jurisdictions in which the Licensee may file suit without the requirement that the owners of the Licensed Patents are parties to the lawsuit/action, prosecute any infringement of any Licensed Patents, in its own name and at its own expense, provided the Licensee remains in compliance, in all material respects, with its obligations under this Agreement. In those jurisdictions in which the owner of the Licensed Patents must participate as parties to the lawsuit/action, the Licensee may name UABRF/SR as a party for standing purposes only, upon written approval of the Board of Trustees of the University of Alabama.

The Licensee agrees to use reasonable efforts to abate or terminate such infringement without resorting to litigation when appropriate, which may include negotiating and executing a sublicense agreement which complies with the terms of Section 2.5 of this Agreement. Before the Licensee commences any legal action with respect to any infringement or potential infringement, it shall give careful consideration to: a) the views of the Licensor; b) there being reasonable legal and economic bases for doing so and c) giving the Licensor twenty days’ notice before commencing such legal action, where possible. The Licensor shall use reasonable efforts to cooperate with the Licensee in connection with any remedial action undertaken by the Licensee, including if Licensee commences a lawsuit. The Licensee shall be responsible for the costs and expenses incurred by Licensor with respect to such cooperation.

Schedule 2.01

7.4          Control of Suit; Joinder; Expenses.

(a)    Initiated by the Licensee. If the Licensee wishes to commence a lawsuit, it will endeavor to do so within ninety (90) days following (i) the commercial marketing of the Licensed Product by the infringer based on a regulatory drug approval, (ii) statutory authorization to bring an infringement suit prior to commercial marketing based on a drug approval or (iii) if the infringement is not based on regulatory review and approval, then based on a date of notification of relevant infringement pursuant to Section 7.2, except where it is reasonably pursuing other action (including negotiation) to terminate such infringement.

(b)    Initiated by Licensor. If the Licensee elects not to exercise its right to commence, or fails to commence, an action within ninety (90) days of regulatory approval and commercial marketing of an infringing product, the Licensor may do so at its own expense, and shall retain sole control over the direction of such lawsuit. The Licensee shall cooperate fully with the Licensor in connection with such lawsuit and shall be responsible for the costs and expenses incurred by it with respect to its own co-operation.

(c)    Joinder by the Licensor. The Licensor, to the extent permitted by applicable law, may elect to join in as a party to any infringement lawsuit initiated by the Licensee, and pay their own costs of such participation, however, the Licensee shall remain in sole control of the litigation. If the Licensor are involuntarily joined as parties to a lawsuit initiated by the Licensee, the Licensee shall pay all reasonable legal fees, costs and expenses incurred by the Licensor arising out of such joinder and participation, including, but not limited to reasonable legal fees, costs and expenses reasonably incurred by legal counsel selected and retained by the Licensor to represent them in such lawsuit.

7.5 Settlement. The Licensee may settle, enter into a consent judgment or other voluntary final disposition of any lawsuit initiated by it or to which it is a party, as long as it does not admit the invalidity or unenforceability of a Licensor’s Licensed Patent. Neither Party may settle or otherwise dispose of any lawsuit to which it is a party, which admits liability on the part of the other Party or which requires the other Party to pay money damages nor issue a formal statement without such other Party’s prior written consent.

Schedule 2.01

7.6          Recoveries.

(a)    With respect to any lawsuit commenced by the Licensee in which the Licensor is not a party pursuant to Section 7.3(a) above, or in which the Licensor is joined as a party pursuant to Section 7.3(c) above, any recovery of damages shall first be applied in satisfaction of the costs and expenses incurred by the Parties in bringing and handling such lawsuit, including attorneys’ fees, provided they are reasonably incurred, and any balance shall be shared as 70% to Licensee and 30% to Licensor

(b)    Lawsuit initiated by Licensor. With respect to any lawsuit commenced solely by the Licensor pursuant to Section 7.4(b) above, all recoveries of damages shall belong to the Licensor . Furthermore, the Licensee shall pay over to UABRF (as representative of the Licensor) any payments designated as “royalties” made by the alleged infringer to the Licensee under any existing or future sublicense authorizing Licensed Products.

SECTION 8 OTHER COVENANTS AND AGREEMENTS

8.1          Use of Names. No Party may, without the prior written consent of the other Party:

(i)    use (a) the name of the other Party or its Affiliates, if applicable, (b) the name or image of any Representative of the other Party, or (c) any trade-name, trademark, trade device, service mark or symbol owned by the other Party in any press release, publication, marketing or advertising material; or

(ii)    represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party.

Notwithstanding the above, the Licensee may disclose that it has received a license to Licensed Patents owned by the Licensor in connection with any Licensed Product and the Licensor may disclose that they have granted a license to the Licensee, and either Party may use the name of the other Party to the extent such use is reasonably necessary for complying with applicable law.

8.2    Insurance Coverage. Upon the Effective Date of this Agreement and during the Term of this Agreement, the Licensee shall purchase and maintain insurance coverage in type and amounts that are sufficient to fulfill the Licensee’s contractual obligations under this Agreement including, but not limited to, its indemnification and warranty obligations. For clarification, the Licensee shall obtain and maintain product liability insurance in an amount that is customary for the stage of product development and, if applicable, prior to commencing a clinical trial shall obtain and maintain clinical trial coverage in an amount of at least $10 million per occurrence. All insurance coverage shall be primary to any coverage carried by UABRF, SR and their respective Affiliates, be placed with a reputable insurance company with an A.M Best rating of at least A-X, list UABRF, SR and their respective Affiliates as additional insureds and waive all rights of subrogation against any additional insureds. If such insurance coverage is written on a “claims made” basis, the Licensee agrees to provide such coverage for ten years after this Agreement expires or is terminated. Upon UABRF’s (as representative of the Licensor) prior written consent such insurance coverage may be maintained through a self-insurance program, provided it has an acceptable risk management. The Licensee shall provide certificates of insurance evidencing the Licensee’s insurance coverage to UABRF (as representative of the Licensor) upon UABRF’s (as representative) reasonable request and prior to, if applicable, commencing its first clinical trial and the First Commercial Sale of a Licensed Product. The Licensee shall provide UABRF (as representative) with at least thirty (30) days prior written notice of any change in the terms or cancellation of coverage.

Schedule 2.01

8.3    Confidentiality.

(a)    Superseding of Prior CDAs. The Confidentiality provisions of Section 8.3 shall supersede any previous confidentiality agreements between the Parties.

(b)    Exchange of Proprietary Information. The Parties acknowledge that during the Term they are likely to share information with each other that they each consider to be confidential and proprietary (“Proprietary Information”). For the purposes of this Agreement, the Party that discloses Proprietary Information shall be referred to as the “Disclosing Party” and the Party receiving the Proprietary Information, the “Receiving Party.”

(c)    Nature of Proprietary Information. The Parties agree that all information that is provided to the other Party shall be deemed to be Proprietary Information.

(d)    Restrictions. With respect to all Proprietary Information disclosed to it, the Receiving Party (i) shall keep it confidential (other than as permitted by this Agreement), (ii) shall store and maintain it with the same diligence and care as its own proprietary information, but no less than reasonable diligence and care, (iii) may only use it for the purpose for which it was disclosed by the Disclosing Party, (iv) may not disclose it (other than as permitted by this Agreement), (v) may not deconstruct, modify or copy it (other than as permitted by this Agreement), and (vi) may not transfer or assign it to any Third Party.

(e)    Access to the Proprietary Information. The Proprietary Information may be used by, and disclosed to, on an “as-needed” basis, the Receiving Party’s Representatives. The Licensee may disclose Proprietary Information relating to the Licensed Patents to investors, prospective investors, consultants, collaborators and other Third Parties in the chain of manufacturing and distribution, if and only if, the Licensee obtains from such recipient a written confidentiality agreement, the provisions of which are at least as protective of The Licensor’s Proprietary Information as these set forth in this Section 8.3. Each Party will promptly notify the other Party of any unauthorized use of or access to the Proprietary Information of which it becomes aware.

Schedule 2.01

(f)    Exceptions to Confidentiality Obligation. The restrictions of confidentiality described above shall not apply to Proprietary Information (i) which as of the Effective Date or subsequently becomes available to the public without breach of this Agreement, (ii) if it is lawfully obtained from a Third Party not bound by similar confidentiality and use restrictions and obligations, (iii) if it is known by the Receiving Party prior to disclosure as evidenced by contemporaneous records, or (iv) if it is at any time developed by the Receiving Party independently of any disclosure made pursuant to this Agreement. In addition, the confidentiality obligations shall not apply to the Receiving Party if the Receiving Party is legally required by applicable law, court order or governmental authority to disclose the Proprietary Information, provided the Receiving Party discloses only the minimum to comply and, makes commercially reasonable efforts to provide prior notice to the Disclosing Party to enable it to contest the requirement or to seek a protective order.

(g)    Termination or Expiration of this Agreement. Upon the expiration of the Term, or the earlier termination of this Agreement, each Receiving Party shall, at the Disclosing Party’s option and upon written notice thereof to the Receiving Party, return all Proprietary Information, copies and other tangible expressions thereof, to the Disclosing Party or provide the Disclosing Party with written notice that the Proprietary Information in its possession, or in the possession of its Representatives, has been destroyed within thirty (30) days after receipt of the Disclosing Party’s written notice to the Receiving Party requiring the Receiving Party to destroy the Proprietary Information in its possession. The Receiving Party may retain one archival copy of the Proprietary Information for purposes of compliance of its obligations under this Agreement.

(h)    Continuing Obligations after Termination/Expiration. The restrictions and obligations set forth in Section 8.3(c) above shall continue for five (5) years from the termination or expiration of this Agreement.

8.4          UABRF/SR Interinstitutional Agreement

(a)    The Parties acknowledge that UABRF and SR entered into an Interinstitutional Agreement on September 27, 2021 that governs the rights and responsibilities between UABRF and SR pertaining to this Agreement, a Confidential copy of which has been provided to the Licensee.

(b)    UABRF represents that the Institutional Agreement remains in force and has not been breached by either Party and will not be amended in a manner that adversely affects the Licensee’s rights or obligations without the written consent of the Licensee.

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(c)    Under the Interinstitutional Agreement, UABRF and SR have agreed that UABRF shall control all licensing activities that pertain to this Agreement, including notice and financial rights and obligations of the Parties.

(d)    UABRF agrees that the Licensee may fully satisfy its obligations under this Agreement by providing notice only to UABRF and by remitting payment obligations only to UABRF. SR shall not have an independent right to object to any notice or payment provided to UABRF, even if there is a disagreement between UABRF and SR about payment terms or SR receipt of notice or payment.

SECTION 9 TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue, on a country-by-country basis, until the date of expiration of the last to expire of any Valid Patent Claim (inclusive of any extensions, supplementary protection certificates or their equivalents) within the Licensed Patents, unless terminated sooner in accordance with the terms of this Agreement (the “Term”).

9.2 Termination by the Licensee. The Licensee may terminate this Agreement at any time, in its sole discretion, by giving not less than ninety (90) days prior written notice to UABRF (as representative of the Licensor). Upon the reasonable request of UABRF (as representative), the Licensee shall provide assistance, at its expense, to UABRF (as representative) to enable the Licensor to facilitate and effect the transfer of applicable information and documents regarding the Licensed Patents to a new licensee.

9.3 Termination by the Licensor. The Licensor, acting through UABRF as representative, shall have the right to immediately terminate this Agreement upon the occurrence of any one or more of the following events:

(a)    if the Licensee is in material default of any provision of this Agreement or its obligations under this Agreement and such default has not been remedied within the cure period (which may not be less than forty five (45) days) specified in a notice to cure from UABRF (as representative of the Licensor);

(b)    if the Licensee fails to make a payment due under this Agreement and fails to cure such non-payment within forty-five (45) days of receipt of a non-payment notice from UABRF (as representative of the Licensor), or the Licensee fails to cure nonpayment of a minimum annual payment, unless such payment is disputed and the dispute process of Section 12.8 is initiated by the Licensee, in which case termination shall be stayed during the dispute period;

(c)    if the Licensee fails to meet the development and commercialization milestones according to the development and commercialization plan set forth in Section 3.1, and Licensee has not amended the development and commercialization plan pursuant to Section 3.1 within 90 business days in writing;

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(d)    if an examination by the Licensor pursuant to Section 6.2 shows an underreporting or underpayment by the Licensee in excess of fifteen percent (15%) of the total amount due to the Licensor under this Agreement in any twelve (12) month period and such underreporting and amount due are not paid to the Licensor within 20 business days of undisputed confirmation;

(e)    if the Licensee is convicted of a felony within the United States or similar crime in a jurisdiction outside of the United States relating to the manufacture, use or sale of a Licensed Product;

(f)    if the Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it which is not resolved within 180 days thereof; or

(g)    if the Licensee fails to provide UABRF (as representative of the Licensor) with at least thirty (30) days prior written notice of any change in the terms or cancellation of insurance coverage as described in Section 8.2.

9.4 Effect of Termination or Expiration. Any termination or expiration of this Agreement will not relieve either Party of any obligation or liability accrued prior to such termination or expiration. Upon termination of this Agreement for an uncured breach after the dispute process of Section 12.8 is concluded, the Licensee shall a) submit a final report as described in Section 3.2; b) suspend its manufacture, use and sale of Licensed Products if requested by the Licensor and is in the reasonable best interest of patients receiving the drug; c) provide UABRF (as representative of the Licensor) with all data and know-how developed by the Licensee in the course of developing the Licensed Products at cost and the Licensor shall have the right to use such data and know-how for any purpose whatsoever, including the right to transfer same to future licensees; and d) provide UABRF (as representative of the Licensor) copies of any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products at cost of preparation and turn-over.

SECTION 10 REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON THE LICENSOR’S OBLIGATIONS

10.1 Both Parties. Each Party represents and warrants to the other Party that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was formed, it has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, that the execution, delivery and performance of this Agreement by it will not conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which it is a party, or by which any of its assets or properties are bound, and that this Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.

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10.2          The Licensee. The Licensee makes the following representations and warranties to the Licensor.

(a)    The Licensee possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, to make Licensed Products, and to make and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents.

(b)    Any activity undertaken with the Licensed Patents and the Licensed Products will be conducted in compliance with all applicable laws.

10.3          The Licensor. The Licensor makes the following representations and warranties to the Licensee:

(a)    The Licensor has the right to grant the license under this Agreement and it has not granted to a Third Party any rights relating to the commercial exploitation of the Licensed Patents.

(b)    To the Licensor’s best knowledge and based upon information and representations and warranties made to it by it’s respective Inventor and the assignments signed by the Inventors, the Licensor owns all right, title and interest in the Licensed Patents and there have been no claims made against the Licensor asserting the invalidity or non-enforceability of, or with respect to the Licensed Patents, and the Licensor is not aware that any such claims exist.

(c)    To the Licensor’s best knowledge, (i) no action alleging infringement of the intellectual property rights of any Third Party has been made or threatened against the Licensor with respect to the Ad/PNP-F-araAMP Technology or the Licensed Patents, (ii) there is no pending or threatened action or litigation relating to the Ad/PNP-F-araAMP Technology or the Licensed Patents, and (iii) there are no judgements or settlements against or owed by Licensor relating to the Ad/PNP-FaraAMP Technology or the Licensed Patents.

(d)    To the best of Licensor’s knowledge, Exhibit A sets forth a true, correct and complete list of the Licensor’s Patents existing as of the Effective Date that the Licensee has practiced with respect to the Licensed Product and the Ad/PNP-FaraAMP Technology.

(e)    To the best of the Licensor’s knowledge, the Licensor or its counsel have presented all references, documents, or information for which it or the Inventors (while they were employed by the Licensor) had a duty to disclose under Applicable Law, including 37 C.F.R. 1.56 or its foreign equivalent, to the relevant patent examiners at the relevant patent offices for each Licensed Patent.

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10.4          Limitations on the Licensor’s Representations and Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND. IN PARTICULAR, THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, VALIDITY AND SCOPE OF ANY LICENSED PATENTS, THE CAPABILITY, SAFETY, EFFICACY, UTILITY OR COMMERCIAL APPLICATION OR USEFULNESS FOR ANY PURPOSE OF ANY LICENSED PATENTS, OR THAT IT WILL NOT GRANT LICENSES TO ONE OR MORE THIRD PARTIES TO MAKE, USE OR SELL PRODUCTS OR PERFORM PROCESSES THAT MAY BE SIMILAR TO AND/OR COMPETE WITH ANY LICENSED PRODUCT.

SECTION 11 LIABILITY AND INDEMNIFICATION

11.1 No Liability of the Licensor. The Licensor, none of their respective Affiliates, or any their respective Representatives have any liability whatsoever to the Licensee, its Affiliates or any Sublicensee or any Person for or on account of any injury, loss or damage of any kind or nature, sustained by, assessed or asserted against, or any other liability incurred by or imposed upon the Licensee, its Affiliates or any Sublicensee or any Person, arising out of or in connection with or resulting from:

(a)    the use of the Licensed Patents during the Term by the Licensee, its Affiliates and/or its Sublicensees unless there is a breach of a representation or warranty of Licensor including a violation of a duty of disclosure to the U.S. Patent Office or another patent office, provided such omission, breach or violation was not the responsibility of the Licensee to obtain or convey to the U.S. Patent Office or another patent office after licensee assumes control of patent prosecution;

(b)    the production, use, practice, lease, or sale of any Licensed Product by the Licensee, its Affiliates and/or its Sublicensees;

(c)    any advertising or other promotional activities undertaken by the Licensee, its Affiliates and/or its Sublicensees with respect to (a) and/or (b) above; or

(d)    the Licensee’s compliance with, and performance of the Licensee’s representations and warranties given under, and the Licensee’s obligations pursuant to, this Agreement.

11.2 Indemnification by the Licensee. The Licensee agrees to defend, indemnify and hold the Licensor, each of their respective Affiliates, and all of their respective Representatives (collectively, “Indemnitees”) harmless from and against any and all Third Party claims, demands, losses, costs, expenses, deficiencies, liabilities or causes of action of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”) based upon, arising out of or otherwise relating to:

(a)    the use of the Licensed Patents during the Term by the Licensee, its Affiliates and/or its Sublicensees unless there is a breach of a representation or warranty of Licensor including a violation of a duty of disclosure to the U.S. Patent Office or another patent office, provided such omission, breach or violation was not the responsibility of the Licensee to convey to the U.S. Patent Office or another patent office after licensee assumes control of patent prosecution;

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(b)    the production, use, practice, lease, or sale of any Licensed Product by the Licensee, its Affiliates and/or its Sublicensees;

(c)    any advertising or other promotional activities undertaken by the Licensee, its Affiliates and/or its Sublicensees with respect to (a) and/or (b) above; or

(d)    the Licensee’s compliance with, and performance of the Licensee’s representations and warranties given under, and the Licensee’s obligations pursuant to, this Agreement.

11.3    Procedures. The Indemnitees agree to provide the Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement. The Licensee shall, at its own expense, provide attorneys reasonably acceptable to the Licensor (as applicable) to defend against any such Claim. The Indemnitees shall cooperate fully with the Licensee in such defense and will permit the Licensee to conduct and control such defense and the disposition of such Claim (including all decisions relative to litigation, appeal, and settlement, subject to the qualifications set forth in this Section 11.3). The Licensee agrees to keep UABRF (as representative of the Licensor) informed of the progress in the defense and disposition of such Claim and to consult with UABRF (as representative of the Licensor) with regard to any proposed settlement. Neither the Licensee nor the Licensor shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.4    Limitation of Liability. Except with respect to (a) breaches of confidentiality obligations under Section 8.3, (b) breaches of the representations and warranties; or (c) matters for which the Licensee is obligated to indemnify the Indemnitees under Section 11.2, neither Party, its Affiliates nor any of their respective Representatives will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services. Nothing in this Section shall relieve either Party from ordinary or direct damages to the other resulting directly from breach of its obligations under this Agreement. The Licensor’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to the Licensor under this Agreement.

SECTION 12 MISCELLANEOUS

12.1 Entire Agreement. This Agreement is the sole and entire agreement by and between the Parties regarding the subject matter set forth in this Agreement and supersedes all prior agreements. All previous negotiations, statements and preliminary instruments by the Parties with respect to the subject matter hereof are merged in this Agreement.

12.2 No Inducement. No Party has been induced, persuaded or motivated by any promise or representation made by the other Party to enter into this Agreement.

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12.3 Independent Contractors. Independent Contractors. The Parties are independent contractors. No Party has the authority to bind or act on behalf of the other Party. The Parties do not intend to create an employer/employee relationship, joint venture or agency relationship.

12.4 No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the Parties and their successors and permitted assignees. No other person or entity shall have any rights under this Agreement, unless and only to the extent permitted by applicable law.

12.5 Assignment. Neither Party shall sell, assign, transfer or otherwise dispose of this Agreement to a Third Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed except that either Party, without the consent of the other Party, may transfer or assign its rights and obligations hereunder to any of its Affiliates or to a successor to all or substantially all of its business that concerns this Agreement (whether by sale of equity or assets, merger, consolidation or otherwise). The Licensee shall notify UABRF (as representative of the Licensor) of such assignment within thirty (30) days by completing and mailing Exhibit C to UABRF at the address below the signature block of UABRF. Any attempted assignment of this Agreement not in compliance with the terms of this Section 12.5 will be null and void. No assignment will relieve any Party of the performance of any accrued obligation that such Party may then have pursuant to this Agreement.

12.6 Amendments. Any and all modifications to this Agreement shall only be effective and binding if in writing and signed by a duly authorized representative of each Party.

12.7 Notices. Any notice, request, approval or consent required to be given under this Agreement will be in writing and deemed sufficiently given when received, (i) if delivered to a Party in person, (ii) if transmitted by facsimile, when receipt is electronically confirmed; and (iii) if sent by recognized overnight courier or mailed in such Party’s national postal service, certified or registered mail, return receipt requested, postage prepaid to the address appearing below such Party’s signature on the last page of this Agreement, or at such other address as each Party subsequently notifies in accordance with this Section 12.7.

12.8          Disputes.

(a)    Equitable Relief. Either Party may seek equitable and legal relief in the event of a breach or threatened breach by the other Party of its obligations under this Agreement, without the requirement to post a bond.

(b)    Internal Resolution. In the event of any dispute arising out of or relating to this Agreement, the Parties shall try to settle such conflicts amicably between themselves in good faith as soon as practicable.

(c)    Mediation. In the event the Parties are still unable to resolve the dispute by negotiation, the dispute may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute.

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(d)    Litigation. If the dispute is not resolved within sixty (60) days of its submission to the mediator, either Party may resort to litigation.

(e)    Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, laches and estoppel) shall be tolled while the procedures set forth in Section 12.8(c) are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

12.9    Rights and Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

12.10    Waiver. No term of this Agreement can be waived except by the written consent of the Party waiving compliance. No waiver of a provision, breach or default shall apply to any other provision or subsequent breach or default or be deemed continuous, nor will any single or partial exercise of a right or power preclude any other further exercise of any rights or remedies provided by law or equity.

12.11    Severability. In the event that any covenant, condition, or other provision contained in this Agreement is determined to be invalid, void or illegal, such covenant, condition or other provision shall be deemed deleted from the Agreement and shall not affect the validity of the remaining provisions of this Agreement.

12.12    Force Majeure. No Party shall be liable for any failure to perform its obligations under this Agreement to the extent such failure to perform is due to circumstances or events reasonably beyond such Party’s control; provided that the affected Party uses reasonable efforts to overcome or avoid the effects of such cause and continues to perform its obligations to the extent possible. In such circumstances the time for performance shall be extended by (at least) a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed.

12.13    Survivability. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.

12.14    Governing Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware.

12.15    Jurisdiction. The Licensee consents to the personal jurisdiction of the federal and state courts located in the State of Alabama with respect to all claims or other causes of action arising out of this Agreement.

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12.16    Interpretation. Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders, masculine, feminine and neuter.

12.17    Captions. The captions as to contents of particular sections or paragraphs contained in this Agreement are inserted for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular sections or paragraphs to which they refer.

12.18    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Transmission by facsimile or e-mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by e-mail, the executed Agreement must be delivered in a .pdf format.

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Schedule 2.01

IN WITNESS WHEREOF, the Licensee and the Licensor have each caused its duly authorized representative to execute this Agreement, effective as of the Effective Date.

UABRF:	THE LICENSEE:
The UAB Research Foundation	PNP Therapeutics, Inc.

By: ________________________	By: ________________________

Name: Karthik Gopalakrishnan, Ph.D.	Name:

Title: Director of Licensing and New Ventures	Title:

Addresses For Notices and Payments:	Address For Notices:

For Delivery by Courier Service:

The UAB Research Foundation

Attention: Executive Director

710 13th Street South

CSB 120

Birmingham, AL 35233

For Delivery by U.S. Postal Service:

The UAB Research Foundation

Attention: Executive Director

1720 2nd Avenue South

CSB 120

Birmingham, AL 35294

By email:

Innovation@uab.edu

PNP Therapeutics, Inc. 15 Richard Arrington Jr. Blvd Birmingham, Alabama 35203